Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

JOHN J. WHEELER,

(as a Seller and in his capacity as the Sellers’ Representative hereunder)

AARON CABAZA,

PATRICK WHEELER HERITAGE TRUST,

TYLER WHEELER HERITAGE TRUST,

NOLAN WHEELER HERITAGE TRUST,

KAITLIN WHEELER HERITAGE TRUST,

ASPHALT INC. EMPLOYEE INVESTMENTS, LLC,

ASPHALT INC., LLC,

AND

CONSTRUCTION PARTNERS, INC.

DATED AS OF OCTOBER 20, 2024

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(continued)

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(continued)

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(continued)

Annexes and Exhibits

Annex A – Pro Rata Percentages

Exhibit A – Agreed Accounting Principles

Exhibit B – BRI Conditional Purchase Agreement Term Sheet

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Form of Seller Questionnaire

Exhibit E – Reference Statement

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UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (as amended, modified or supplemented from time-to-time in accordance with the terms hereof, this “Agreement”), dated as of October 20, 2024, is made by and among Asphalt Inc., LLC (doing business as Lone Star Paving), a Texas limited liability company (the “Company”), the individual sellers listed on the signature page hereto (each a “Seller” and collectively, the “Sellers”), Construction Partners, Inc., a Delaware corporation (“Buyer”), and John J. Wheeler, in his capacity as the Sellers’ representative hereunder (the “Sellers’ Representative”). The Company, Sellers and Buyer shall be referred to herein from time-to-time collectively as the “Parties” and each individually as a “Party”.

WHEREAS, the Sellers own beneficially and of record all of the issued and outstanding membership units of the Company (the “Units”);

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from the Sellers, and the Sellers will sell to Buyer, all of the Units in exchange for the consideration set forth in this Agreement;

WHEREAS, on October 17, 2024, LSAIH (a) acquired 8,250 Membership Units (the “Purchased ACE Units”) of ACE Aggregates pursuant to that certain Unit Purchase Agreement, by and among LSAIH, Lone Star Assets II, LLC, BBCD Holdings, LLC, Daniel Corrigan and CW Investments LLC, and (b) subsequently distributed the Purchased ACE Units and LSAIH’s existing 2,750.00 Membership Units in ACE Aggregates to the Company (the “ACE Distribution”);

WHEREAS, effective as of the ACE Distribution, ACE Aggregates became a wholly-owned subsidiary of the Company;

WHEREAS, on October 17, 2024, following the effectiveness of the ACE Distribution, the Company, (a) contributed all of the equity of Burnet Ranch LLC, and by operation of law, through the contribution of such equity, all of the real estate and related assets held by Burnet Ranch LLC, to LSAIH, and (b) subsequently distributed all of the equity of LSAIH to the Sellers (together, the “Spinoff Transactions”);

WHEREAS, concurrently with the execution of this Agreement, the Sellers and the Persons set forth on Schedule 1.1(a) have entered into restrictive covenant and release agreements with Buyer (the “Restrictive Covenant Agreements”), which agreements will become effective as of and conditional upon the Closing; and

WHEREAS, concurrently with the execution of this Agreement, the employees set forth on Schedule 1.1(b) have entered into employment agreements with the Company (the “Employment Agreements”), which agreements will become effective as of and conditional upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“A/R and Warranty Dispute Notice” has the meaning set forth in Section 2.1(c)(iii).

“A/R and Warranty Review Period” has the meaning set forth in Section 2.1(c)(iii).

“ACE Aggregates” means ACE Aggregates, LLC a Texas limited liability company.

“ACE Distribution” has the meaning set forth in the Recitals.

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Actual Fraud” means intentional and actual fraud under Delaware Law in the making of any representation or warranty set forth in this Agreement (and, for the avoidance of doubt, not based upon any theory or doctrine of securities fraud, fraudulent conveyance or constructive or equitable fraud).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto. For purposes of the foregoing, (a) for all periods prior to the Closing, neither Buyer, on the one hand, nor any Group Company, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither Seller, on the one hand, nor any Group Company, on the other hand, will be treated as an Affiliate of the other.

“Affiliate Agreements” has the meaning set forth in Section 2.3(b)(vi).

“AFS” has the meaning set forth in Section 10.17(a).

“AFS Client Communications” has the meaning set forth in Section 10.17(d).

“Agreed Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Audited Balance Sheets, subject in all respects to the principles, adjustments, notes and assumptions set forth on Exhibit A.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Financing” has the meaning set forth in Section 6.12(b).

“Ancillary Documents” means the BRI Conditional Purchase Agreement, the R&W Binder, the R&W Insurance Policy, the Lock-Up Agreements, the Restrictive Covenant Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Audited Balance Sheets” has the meaning set forth in Section 3.4(a).

“Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“BRI Conditional Purchase Agreement” has the meaning set forth in Section 2.3(a)(vi).

“Burnet Ranch LLC” means Burnet Ranch Investments, LLC, a Texas limited liability company.

“Business Day” means a day other than a Saturday, Sunday, or other day on which the Federal Reserve Bank located in Dallas, Texas, is closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.9(c).

“Buyer Cure Period” has the meaning set forth in Section 8.1(c)(i).

“Buyer Dispute Notice” has the meaning set forth in Section 9.3.

“Buyer Dispute Period” has the meaning set forth in Section 9.3.

“Buyer Material Adverse Effect” means any Circumstance that does, or would reasonably be expected to, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Buyer SEC Reports” has the meaning set forth in Section 5.14(a).

“Cash and Cash Equivalents” means, as of any time, the aggregate amount of all cash and cash equivalents of the LSP Working Capital Group, in each case, excluding restricted cash and any cash held or maintained by any member of the LSP Working Capital Group for the benefit of a third person, in each case calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, cash on hand shall (a) be calculated net of issued but uncleared checks and pending electronic debits, and (b) include uncleared checks and drafts received or deposited for the account of any member of the LSP Working Capital Group.

“Cash Purchase Price” has the meaning set forth in Section 2.1(b).

“Change in Control Payments” means any transaction bonuses, severance payments or other employee-related change of control payments payable by any Group Company or LSAIH as of or after the Closing Date (including the Group Companies’ or LSAIH’s share of withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the sale of the Units at the Closing contemplated by this Agreement or as a result of any Person that is not the Company exercising a contractual right based on the consummation of the sale of the Units at the Closing contemplated by this Agreement.

“Circumstance” means any change, development, circumstance, effect, condition, occurrence, event or fact.

“Class A Common Stock” means the Class A common stock, $0.001 par value per share, of Buyer.

“Closing” has the meaning set forth in Section 2.2.

“Closing A/R and Warranty Statement” has the meaning set forth in Section 2.1(c)(iii).

“Closing AFDA Amount” has the meaning set forth in Section 2.1(c)(iv).

“Closing Buyer Common Stock Price” means the average of the daily closing sales prices of a share of Class A Common Stock as reported on The Nasdaq Global Select Market for the ten (10) consecutive trading days immediately preceding (but not including) the Closing Date.

“Closing Cash Payment” has the meaning set forth in Section 2.3(a)(iii).

“Closing CPI Shares” means 3,000,000 shares of Class A Common Stock. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Class A Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” means the sum of all Cash and Cash Equivalents (if denominated in a currency other than United States dollars, expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published in The Wall Street Journal)) as of the Effective Time.

“Closing Date Schedule” has the meaning set forth in Section 2.4(c).

“Closing Debt Payoff Amount” has the meaning set forth in Section 2.4(c).

“Closing Net Working Capital Amount” means the Current Assets less the Current Liabilities, as calculated as of the Effective Time in accordance with the Agreed Accounting Principles.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986.

“Commercial or Transactional Tax Agreements” means commercial or transactional agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions or stock or asset purchase agreements with Tax indemnity provisions).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.9(c).

“Company 401(k) Plan Termination” has the meaning set forth in Section 6.9(c).

“Company Documents” has the meaning set forth in Section 3.3.

“Company Marks” has the meaning set forth in Section 6.16.

“Company Material Adverse Effect” means any Circumstance that, individually or in the aggregate, (a) does, or would reasonably be expected to, prevent, materially delay or materially impair Seller’s or the Company’s consummation of the transactions contemplated by this Agreement or (b) has had or would reasonably be expected to have a material adverse effect upon the financial condition, business, assets, Liabilities or results of operations of the Group Companies, taken as a whole; provided, however, that, for purposes of the foregoing clause (b), none of the following shall be deemed in itself, either alone or in combination, to constitute a “Company Material Adverse Effect”, and shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur: (i) conditions affecting the economy generally of any country in which the Group Companies conduct business, (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (iii) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates), (iv) changes in GAAP, (v) changes in any Law or other binding directives issued by any Governmental Authority, (vi) any existing Circumstance of which Buyer has knowledge as of the date hereof, (vii) any adverse Circumstance (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Group Companies operate, (viii) any pandemic, epidemic or public health emergencies, or any escalation or worsening thereof, any hurricane, earthquake, flood, or other natural disasters, (ix) any action taken by any Group Company with the written consent of Buyer, (x) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, vendors, distributors, partners or Employees, (xi) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that, subject in all respects to the exceptions set forth in clauses (i) through (x) above and (xii) and (xiii) below, any Circumstance that caused or contributed to such failure to meet projections, forecasts or predictions may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would be expected to occur, (xii) the taking of any action required by this Agreement, the Ancillary Documents or the other agreements contemplated hereby, including compliance with the terms hereof and thereof and the completion of the transactions required hereby and thereby or (xiii) any adverse Circumstance that is cured prior to the Closing; provided, however, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (v) and (vii), that if such Circumstance has a disproportionate effect on the Group Companies relative to similarly situated Persons operating in the industries in which the Group Companies operate, then only the disproportionate aspect of such effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur.

“Company Subsidiary” has the meaning set forth in Section 3.2(b).

“Confidential Information” means all information and/or data relating to any Group Company or its business that may provide economic or other value, actual or potential, to any Group Company from not being generally known to, or readily ascertainable through proper means by, another person who can obtain value from the disclosure or use of such information or any Group Company would not want a competitor to know or have, including “know how”, trade secrets, customer lists, vendor lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans (including identified acquisition targets), technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and other business affairs (other than data or information that is generally available to the public on the date of this Agreement or that becomes generally available to the public other than as a result of (a) a disclosure in violation of any confidentiality obligations or by any of the Sellers or their Affiliates or Representatives in breach or violation of any confidentiality obligation owing to Buyer or any Group Company, or (b) a disclosure by Buyer or its Affiliates or Representatives in breach or violation of any confidentiality obligation owing to the Sellers or any Group Company).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 17, 2024, by and between the Company and Buyer.

“Contract” means any agreement, contract, subcontract, lease, sublease, indenture, note, bond, letter of credit, mortgage, purchase order, commitment, arrangement, instrument or obligation, whether written or oral, that is binding and legally enforceable against any Person which is party thereto or to which any of the assets of such Person are subject and bound.

“Current Assets” means, in respect of the LSP Working Capital Group as of any date, the current assets of the LSP Working Capital Group, determined on a consolidated basis and in accordance with, and subject to the specific adjustments set forth on, Exhibit A, but shall not include (a) Cash and Cash Equivalents, (b) intercompany assets among the LSP Working Capital Group, or (c) deferred Tax assets.

“Current Liabilities” means, in respect of the LSP Working Capital Group as of any date, the current liabilities of the LSP Working Capital Group, determined on a consolidated basis and in accordance, and subject to the specific adjustments set forth on, Exhibit A, but shall not include any portion of (a) the Debt Payoff Amount, (b) any Transaction Expenses paid by Buyer, the Group Companies or LSAIH, including any payment of Transaction Expenses made by Buyer pursuant to Section 2.3(a)(ii), (c) intercompany liabilities among the LSP Working Capital Group, or (d) deferred Tax liabilities.

“Current Representation” has the meaning set forth in Section 10.17(a).

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(c).

“D&O Tail Policy” has the meaning set forth in Section 6.6(b).

“Data Room” means, together, (i) that certain virtual data site room established by the Company with Datasite and (ii) that certain virtual data room established by Buyer with Sharefile, for purposes of the transactions contemplated hereby and Buyer’s due diligence investigation related thereto, containing certain documents and other information relating to the Group Companies and LSAIH.

“Debt Commitment Letter” has the meaning set forth in Section 5.4.

“Debt Financing” has the meaning set forth in Section 5.4.

“Debt Financing Parties” means (a) the Debt Financing Sources, (b) all Affiliates of the Debt Financing Sources, and (c) all current, former or future directors, officers, managers, members, employees, partners, trustees, shareholders, equityholders, limited partners, controlling persons, agents, advisors, attorneys and representatives of each Person identified in the foregoing clauses (a) and (b) and, in each case of clauses (a) through (c), their respective successors and assigns; provided, that Buyer and its Affiliates shall not constitute Debt Financing Parties.

“Debt Financing Source” means Bank of America, N.A. and PNC Bank, National Association (together with any lenders, agents, arrangers or other parties providing commitments or otherwise party to the Debt Commitment Letter).

“Debt Payoff Amount” means the aggregate amount of Indebtedness of the Group Companies (including, for the avoidance of doubt, the aggregate amount of Indebtedness of the Concrete and Precast Redemption Notes (as such term is defined in the Disclosure Schedule)).

“Debt Payoff Letters” has the meaning set forth in Section 2.3(b)(iii).

“Definitive Financing Agreements” has the meaning set forth in Section 6.12(a)(i).

“Designated Accounting Firm” means BDO USA P.C., or if the Sellers’ Representative or Buyer shall discover a bona fide conflict with respect to such firm or if such firm resigns or refuses for any reason to resolve any dispute in accordance with Section 2.4(d), an independent nationally recognized accounting firm (which firm shall not have any material relationship with any Seller or Buyer) mutually agreed to in writing by the Sellers’ Representative and Buyer.

“Designated Person” has the meaning set forth in Section 10.17(b).

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4(d)(ii).

“Effective Time” means 11:59 p.m. (Austin, Texas time) on the day immediately preceding the Closing Date.

“Employee” means any individual who is an employee, whether by Contract, common law or otherwise, of any Group Company.

“Employee Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all other employee benefit plan, program or arrangement, agreement, policy, practice, commitment, Contract or understanding (whether qualified or nonqualified, written or unwritten, or subject to ERISA), including profit sharing, stock purchase, stock option, restricted stock, stock appreciation right, stock bonus, employee stock ownership, savings, severance, retention, employment, consulting, change-of-control, bonus compensation, incentive, compensation, deferred compensation, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plans, and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed to by any Group Company or for which any Group Company has any Liability, contingent or otherwise, and (b) “multiemployer plan,” as that term is defined in Section 4001 of ERISA and any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code which any Group Company or ERISA Affiliate maintains or contributes to or is required to contribute to or with respect to which any Group Company or any ERISA Affiliate has any Liability, contingent or otherwise.

“Employment Agreements” has the meaning set forth in the recitals to this Agreement.

“Environmental Laws” means any federal, state or local Law regulating the protection of the environment, health and safety, species and their habitats or natural resources, or pollution or contamination of or the discharge of materials to the air, soil, surface water, drinking water or groundwater, and includes, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 740l-7671q, the Hazardous Materials Transportation Act, 42 U.S.C. §1801 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Endangered Species Act, 16 U.S.C. 1531 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001, et seq., the Migratory Bird Treaty Act, 16 U.S.C. 703 et seq., the Federal Mine Safety and Health Act of 1977, Pub. L. 91-173 as amended by Pub. L. 95-164 (30 U.S.C. 801 et seq.), and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq. and the regulations promulgated pursuant thereto, and analogous state or local law, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Environmental Permits” has the meaning set forth in Section 3.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder, as may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at any time preceding the date of this Agreement would have been treated as a “single employer” with any Group Company under Section 414(b), (c), (m), or (o) of the Code or part of the same controlled group with any Group Company under Section 4001 of ERISA.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.4(a).

“Estimated Closing Debt Payoff Amount” has the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Amount” means $60,000,000.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Invoices” has the meaning set forth in Section 2.3(b)(iv).

“Expert Calculations” has the meaning set forth Section 2.4(d)(iv).

“Final Allocation” has the meaning set forth in Section 2.5.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Marketing Documents” has the meaning set forth in Section 6.12(e)(i)(A).

“Former Employee” means any individual who was previously employed by any Group Company, whether by Contract, common law or otherwise, but who is no longer employed by the Group Company as of the date hereof.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5(b)(i) (No Violations), Section 3.16 (No Brokers), Section 4.1 (Organization), Section 4.2 (Units), Section 4.3 (Authority), Section 4.4(b)(i) (No Violations), Section 4.5 (No Brokers), Section 5.1 (Organization), Section 5.2 (Authority), Section 5.5 (No Brokers), and Section 5.8 (Capitalization of Buyer).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs or relate, in any material respect, to the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation. For the avoidance of doubt, any voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements to which any Person is a party shall constitute the Governing Documents of such Person.

“Government Bid” means any bid, proposal, offer or quote made by any Group Company prior to the Closing Date, and all amendments, modifications or supplements thereto, which, if accepted, or selected for award, would result in a Government Contract.

“Government Contract” means any Contract, including any letter contract, service agreement, consulting agreement, purchase order, delivery order, shipping order or blanket purchase agreement, subcontract, or any financial assistance agreement or other transaction agreement, between (a) any Group Company, on the one hand, and any Governmental Authority, on the other hand, or (b) any Group Company and any prime contractor, higher-tier subcontractor, or reseller to any Governmental Authority; provided, however, that no task, purchase or delivery order issued under an overarching Government Contract vehicle will constitute a separate Government Contract for purposes of this definition, but will instead be part of the Government Contract under which it was issued. “Government Contract” includes all amendments, modifications, and options relating to any of the foregoing or any other vehicle whatsoever pursuant to which funding is provided to any Group Company by any Governmental Authority, including through a prime contractor or higher-tiered subcontractor.

“Government Official” has the meaning set forth in Section 3.9(c).

“Governmental Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Gross Closing A/R” has the meaning set forth in Section 2.1(c)(iv).

“Group Companies” means, collectively, the Company, each of the Company Subsidiaries, and Burnet Ranch LLC, and the term “Group Company” means any one of the foregoing.

“Group Company IP Agreements” has the meaning set forth in Section 3.12(c).

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Hazardous Substance” means (a) any liquid, gaseous or solid material, substance or waste that requires removal, remediation or reporting under any Environmental Law or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or any other similar term) pursuant to any Environmental Law or that is regulated because of its effect or potential effect on human health or the environment, and (b) any petroleum product or by-product (or any fraction thereof), crude oil, petroleum-derived substances, asbestos, polychlorinated biphenyls, PFAS or urea formaldehyde.

“Holdback Amount” has the meaning set forth in Section 2.1(c)(iv).

“Holdback Adjustment Amount” has the meaning set forth in Section 2.1(c)(iv).

“Holdback Quarterly Payment Amount” has the meaning set forth in Section 2.1(c)(iv).

“Holdback Release Date” has the meaning set forth in Section 2.1(c)(iv).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, and accrued and unpaid interest on, any obligations of any such Person consisting of: (a) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for deferred or contingent purchase price of property or services (including the maximum amount, in each case, of any deferred pay-out or earn-out, any post-closing true-ups or “seller notes” payable with respect to the acquisition of any business, assets or securities, but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business and included in the calculation of Closing Net Working Capital Amount), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) commitments or obligations by which any such Person assures a creditor against loss, including reimbursement obligations in respect to letters of credit, surety bonds, performance bonds, licensing or bid bonds, or other similar instruments, in each case only to the extent drawn or otherwise not contingent, (d) capitalized lease obligations that are classified as a liability in accordance with the Agreed Accounting Principles; (e) all Liabilities of arising out of interest rate and currency swap arrangements; (f) the accrued, unpaid amount of income Taxes, including Texas franchise Taxes of the LSP Working Capital Group for the Pre-Closing Tax Period first due after the Closing Date (other than Taxes that are imposed as a result of Buyer’s breach of covenants set forth in Section 6.13(d)), net of all income Tax credits that may be used by the LSP Working Capital Group to reduce such income Taxes of the LSP Working Capital Group; (g) all guaranties of such Person in connection with any of the foregoing; and (h) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing; provided, that “Indebtedness” shall not include any such Liabilities or obligations that are solely between or among members of the LSP Working Capital Group. The income Tax amounts in clause (f) above shall be computed: (w) net of all income Tax payments (including estimated income Tax payments and prepayments or overpayments of income Taxes) previously made with respect to such income Taxes, (x) based on current practices and procedures of the relevant Group Company, and (y) by taking into account deductions attributable to the Transaction Expenses to the extent available to offset such income Taxes under applicable Law, determined under a “more likely than not” standard; provided, that amounts in clause (w), (x) and (y) to be taken into account shall not exceed an amount that would result in the amount in clause (f) above being less than zero dollars ($0).

“Independent Contractor” means a Person providing services to any Group Company on the date hereof who is not an Employee.

“Initial Cash Purchase Price” has the meaning set forth in Section 2.1(a).

“Inspection” has the meaning set forth in Section 6.3(a).

“Intellectual Property Rights” means all patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a).

“Inventory” has the meaning set forth in Section 3.22.

“Key Employees” means the employees set forth on Schedule 1.1(d).

“Law” means any code, law (including any principle of common law), Order, writ, ordinance, rule, regulation, legally binding guidance, statute or treaty of any Governmental Authority having jurisdiction over the applicable Person(s), or over any of their respective properties or businesses.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Leases” has the meaning set forth in Section 3.17(b).

“Lender Protective Provisions” means the provisions set forth in 10.1, 10.3, 10.5, 10.9, 10.13, 10.14 and 10.15.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, judgment, or other loss (including loss of benefit or relief), cost or expenses of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or determinable, liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted.

“Lien” means, with respect to any asset, liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, rights of first refusal, defects in title, encroachments, options, or other encumbrances of any kind.

“Lock-Up Agreements” has the meaning set forth in Section 2.3(a)(viii).

“Lookback Date” means the date that is three (3) years prior to the date of this Agreement.

“Losses” means all damages, losses, Liabilities, obligations, deficiencies, demands, judgments, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable attorneys’ and other professionals’ fees and expenses), whether or not involving a third-party claim.

“LSAIH” means LSA Investment Holdings, LLC, a Texas limited liability company.

“LSP Working Capital Group” means the Group Companies, other than Burnet Ranch LLC.

“Material Contract” has the meaning set forth in Section 3.6.

“Net Working Capital” means, as of any date, Current Assets as of such date minus Current Liabilities as of such date.

“New Plans” has the meaning set forth in Section 6.9(a).

“Nonparty Affiliate” has the meaning set forth in Section 10.13.

“Notice of Claim” means a written notice that specifies in reasonable detail, in each case, to the extent then-known, (a) the breach of any covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement or other matter (including the sections of this Agreement that are the subject of such breach or other matter) pursuant to which Losses are being claimed by an indemnified party, (b) the bases underlying such asserted breach, and (c) the total damages sought (estimated, if necessary and to the extent feasible).

“OCB Purchase Orders” means purchase, task and sale orders and project contracts in substantially the form made available to Buyer entered into in the Ordinary Course of Business.

“Off-the-Shelf Software” means any computer software that is licensed for use on desktop or laptop computers, mobile devices (including smartphones, tablets and e-readers), network servers or similar devices, in each case to the extent not licensed through a written agreement executed by the licensee (as opposed to clickwrap, browsewrap, or shrinkwrap licenses or terms and conditions that are not substantially negotiable). Off-the-Shelf Software includes Microsoft Office and similar office productivity software (including individual programs contained therein), endpoint agents, web browsers and other Internet access software, and local operating systems such as iOS, macOS, Microsoft Windows, and Android.

“Order” means settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Authority.

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the business of the Group Companies, consistent (in scope, manner, amount and otherwise) with each of the Group Companies’ respective past practices through the date of this Agreement.

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates obtained from and/or issued by a Governmental Authority.

“Permitted Liens” means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet due and payable or the validity or amount of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessors’, landlords’ and other similar Liens arising or incurred in the Ordinary Course of Business securing amounts that (i) are not yet due or payable, (ii) that are not material to the business of the Group Companies, and (iii) that are not resulting from a breach, default or violation by any Group Company or LSAIH of any Contract or Law, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Group Companies’ books in accordance with GAAP, (c) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity which are recorded in the real property records where the Owned Real Property and/or Leased Real Property is located, and with respect to the Leased Real Property only, which do not materially impair the business of such entity or the operation or occupancy of the asset or property to which they apply for the purposes for which it is currently used in connection with the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, and (e) all Liens disclosed on the existing title policies, title commitments and/or surveys, which have been previously provided or made available to Buyer.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, and any Governmental Authority.

“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Post-Closing Straddle Period” has the meaning set forth in Section 6.13(a).

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date (including any Post-Closing Straddle Period).

“Pre-Closing Dispute Notice” has the meaning set forth in Section 2.4(b).

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.13(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on (and including) or before the Closing Date (including any Pre-Closing Straddle Period).

“Private Sector Counterparty” has the meaning set forth in Section 3.9(c).

“Pro Rata Percentage” means, with respect to a Seller, the fraction, expressed as a percentage, (a) the numerator of which is the number of Units owned by such Seller and (b) the denominator of which is the total number of Units. The Pro Rata Percentages of the Sellers as of the date hereof are set forth on Annex A. The Sellers may, upon written notice to Buyer at least one Business Day prior to the Closing Date, amend Annex A to reflect any changes to the Pro Rata Percentages based on the foregoing formula. For the avoidance of doubt, the sum of the Pro Rata Percentages for the Sellers shall at all times equal 100%.

“Proceeding” means any action, suit, legal proceeding, charge, claim, notice of claim, complaint, inquiry, audit, subpoena, investigation, notice of violation, citation, summons, grievance, arbitration, mediation, litigation, Order, administrative enforcement proceeding or other similar proceeding (whether civil, criminal or administrative), in each case, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Product” has the meaning set forth in Section 3.20(b).

“Proposed Allocation” has the meaning set forth in Section 2.5.

“Purchase Price Overpayment” has the meaning set forth in Section 2.4(f).

“Purchased ACE Units” has the meaning set forth in the Recitals.

“Qualified Plan” has the meaning set forth in Section 3.10(b).

“R&W Binder” means the Binder Agreement for the R&W Insurance Policy, dated as of the date hereof, by and between the R&W Insurer and Buyer.

“R&W Insurance Policy” means the Buyer-Side Representations and Warranty Policy, by and between Buyer and the R&W Insurer, in substantially the form attached to the R&W Binder.

“R&W Insurer” means (i) Arch Specialty Insurance Company, (ii) Fireman’s Fund Indemnity Corporation, an affiliate of Allianz SE, (iii) HDI Global Specialty SE, Sweden Branch, (iv) Allied World Surplus Lines Insurance Company and (v) any other insurer under the R&W Insurance Policy.

“Reference Statement” has the meaning set forth in Section 2.4(h).

“Release” means the depositing, placing, discarding, dispersing, spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing of any Hazardous Substance into the environment.

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, current employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, and agents and other representatives.

“Restraint” has the meaning set forth in Section 7.1(a).

“Restrictive Covenant Agreements” has the meaning set forth in the recitals to this Agreement.

“Review Period” has the meaning set forth in Section 2.4(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller/Company Cure Period” has the meaning set forth in Section 8.1(b)(i).

“Seller Documents” has the meaning set forth in Section 4.3.

“Seller Flow-Through Returns” has the meaning set forth in Section 6.13(c).

“Seller Questionnaire” has the meaning set forth in Section 2.3(b)(xvi).

“Sellers’ Representative Dispute Notice” has the meaning set forth in Section 9.2(c).

“Sellers’ Representative Dispute Period” has the meaning set forth in Section 9.2(c).

“Sellers’ Representative Disputed Losses” has the meaning set forth in Section 9.2(c).

“Special Representations” means the representations and warranties set forth in Section 3.18(b).

“Special Representations Deductible” has the meaning set forth in Section 9.2(f).

“Spinoff Transactions” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 6.13(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include, with respect to any Person, all direct and indirect Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign taxes or other assessments in the nature of a tax including, income, gross receipts, capital, ad valorem, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, employee or other withholding, or other tax, and any interest, penalties or additions attributable to any of the foregoing (whether disputed or not) and any Liability in respect of any item listed above payable by reason of Contract (other than a Commercial or Transactional Tax Agreement), transferee or successor Liability, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

“Tax Matter” has the meaning set forth in Section 6.13(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that in each case is required to be filed with a Governmental Authority, including schedules and attachments thereto, and including any amendment thereof.

“Terminating Buyer Breach” has the meaning set forth in Section 8.1(c)(i).

“Terminating Seller/Company Breach” has the meaning set forth in Section 8.1(b).

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Termination Fee” has the meaning set forth in Section 8.3.

“Transaction Expenses” means, without duplication, to the extent unpaid as of the Closing, all fees, costs and expenses incurred or payable by the Sellers (in their capacities as such) or by any Group Company or LSAIH in connection with or incident to any sale process involving the Group Companies (or any of them), including the preparation for, negotiation, drafting, execution and delivery thereof, whether accrued for or not, including (a) with respect to services provided by third-party Representatives, and (b) all Change in Control Payments.

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Uncollected Closing A/R” has the meaning set forth in Section 2.1(c)(iv).

“Uncollected Closing A/R and Warranty Expense Calculation Date” has the meaning set forth in Section 2.1(c)(iv).

“Units” has the meaning set forth in the recitals to this Agreement.

“Unresolved Claims” has the meaning set forth in Section 2.1(c)(i).

“Warranty Expenses” has the meaning set forth in Section 2.1(c)(iv).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and any other same or similar applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Units

(a) The “Initial Cash Purchase Price” shall be equal to:

(i)	$654,200,000;

(ii)	plus the Estimated Closing Date Cash, if any;

(iii)	minus the Estimated Transaction Expenses; and

(iv)	minus the Estimated Closing Debt Payoff Amount.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from the Sellers, and the Sellers will sell, transfer and deliver to Buyer, the Units in exchange for: (i) the Initial Cash Purchase Price (which Initial Cash Purchase Price shall be payable in the manner set forth in Section 2.3(a) and shall be subject to adjustment due to rounding of the Closing CPI Shares pursuant to Section 2.3(a)(iv) and post-Closing adjustments as provided in Section 2.4 (as adjusted, the “Cash Purchase Price”)), (ii) the Closing CPI Shares (as adjusted due to rounding pursuant to Section 2.3(a)(iv)), and (iii) the Holdback Amount, payable in accordance with Section 2.1(c), which Units shall be sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities Laws).

(c) Holdback Amount.

(i) On each Holdback Release Date, Buyer will pay, or cause to be paid, to the Sellers in accordance with Section 2.7 (in all cases, without interest thereon), an amount, which shall not be less than $0, equal to (I) the Holdback Quarterly Payment Amount for such Holdback Release Date, minus (II) the sum of (1) all amounts offset against the Holdback Amount in satisfaction of a Purchase Price Overpayment pursuant to Section 2.4(f) and amounts used in satisfaction of claims for indemnification or setoff pursuant to Section 9.2, but not previously offset against a prior Holdback Quarterly Payment Amount, plus (2) the aggregate amount of (x) any and all claims under Section 9.2 asserted prior to the occurrence of the applicable Holdback Release Date but not yet resolved plus (y) if the Cash Purchase Price has not been finally determined in accordance with Section 2.4, an amount equal to Buyer’s reasonable and good faith estimate of the Purchase Price Overpayment amount (but, for the avoidance of doubt, in each case without duplication of any existing offset against the Holdback Amount) (subsection (x) and subsection (y), collectively, “Unresolved Claims”), plus (3) solely with respect to the final Holdback Release Date, (x) an amount equal to (i) the Uncollected Closing A/R minus (ii) the Closing AFDA Amount and (y) an amount equal to the Warranty Expenses. For the avoidance of doubt, any reduction of the Holdback Amount pursuant to Section 2.4(f) will in all cases reduce Buyer’s payment obligations in this Section 2.1(c) with respect to the Holdback Amount or any portion thereof.

(ii) With respect to any remaining balance attributable to Unresolved Claims and not otherwise subject to offset or amounts reduced from a Holdback Quarterly Payment amount pursuant to Section 2.1(c)(i)(II)(2), Buyer will pay, or cause to be paid, to the Sellers in accordance with Section 2.7, in all cases, without interest thereon, amounts not to exceed such balance in the aggregate, promptly, but in any event within ten (10) Business Days (to the extent not utilized to satisfy any such Unresolved Claims resolved in favor of Buyer) of the resolution of any such Unresolved Claim or final determination of the Cash Purchase Price in accordance with Section 2.4 or ARTICLE 9, as applicable.

(iii) Within thirty (30) days after the Uncollected Closing A/R and Warranty Expense Calculation Date, Buyer shall prepare or cause to be prepared and delivered to the Sellers’ Representative a written statement (the “Closing A/R and Warranty Statement”), setting forth in reasonable detail Buyer’s good faith calculation of the Uncollected Closing A/R and the Warranty Expenses. If the Sellers’ Representative disputes the calculation of Uncollected Closing A/R or the Warranty Expenses set forth in the Closing A/R and Warranty Statement, then the Sellers’ Representative shall deliver a written notice (an “A/R and Warranty Dispute Notice”) to Buyer at any time during the twenty (20)-day period commencing upon receipt by the Sellers’ Representative of the Closing A/R and Warranty Statement (the “A/R and Warranty Review Period”). The A/R and Warranty Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and the Sellers’ Representative’s proposed resolution of each such dispute. Each line item of the Closing A/R and Warranty Statement which is not disputed in the A/R and Warranty Dispute Notice in accordance with the immediately preceding sentence shall be deemed to have been accepted by the Sellers’ Representative and shall become final and binding upon the Sellers and Buyer. If the Sellers’ Representative and Buyer are unable to reach agreement on the Uncollected Closing A/R or the Warranty Expenses that are in dispute within twenty (20) days after the end of the A/R and Warranty Review Period, then any such remaining disagreements shall be resolved by the Designated Accounting Firm in accordance with the procedures, and the fees and expenses of the Designated Accounting Firm shall be borne by the Sellers’ Representative, on the one hand, and Buyer, on the other hand, in accordance with the rules set forth in Section 2.4(d).

(iv) Definitions.

(A) “Closing AFDA Amount” means an amount equal to the allowance for doubtful accounts, to the extent included as a reduction in the calculation of Closing Net Working Capital Amount as finally determined in accordance with Section 2.4.

(B) “Gross Closing A/R” means an amount equal to the accounts receivable of the LSP Working Capital Group (without deduction for the Closing AFDA Amount), included in the calculation of Closing Net Working Capital Amount as finally determined in accordance with Section 2.4.

(C) “Holdback Amount” means (x) prior to the final determination of the Closing Net Working Capital Amount in accordance with Section 2.4, $60,000,000, and (y) after the final determination of the Closing Net Working Capital Amount in accordance with Section 2.4, an amount equal to $60,000,000 plus the Holdback Adjustment Amount.

(D) “Holdback Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Closing Net Working Capital Amount, as finally determined in accordance with Section 2.4, minus (b) the Estimated Net Working Capital Amount.

(E) “Holdback Quarterly Payment Amount” means (x) prior to the final determination of the Closing Net Working Capital Amount in accordance with Section 2.4, $15,000,000 and (y) after the final determination of the Closing Net Working Capital Amount in accordance with Section 2.4, an amount equal to (1) $15,000,000 plus (2) the quotient of (I) the Holdback Adjustment Amount divided by (II) the number of Holdback Release Dates remaining at the time when the Closing Net Working Capital Amount is finally determined in accordance with Section 2.4.

(F) “Holdback Release Date” means (i) the first Business Day after the expiration of the first full fiscal quarter of Buyer following the Closing Date and (ii) the first Business Day of each of the three consecutive fiscal quarters of Buyer thereafter (with no overlap of such periods); provided, that in no event shall the final Holdback Release Date occur prior to the final resolution of the calculation of Uncollected Closing A/R or the Warranty Expense.

(G) “Uncollected Closing A/R” means an amount equal to the portion of Gross Closing A/R remaining uncollected by the LSP Working Capital Group as of the Uncollected Closing A/R and Warranty Expense Calculation Date.

(H) “Uncollected Closing A/R and Warranty Expense Calculation Date” means as of the first (1st) anniversary of the Closing; provided, however, that Buyer and the Sellers’ Representative may extend such calculation date for an additional sixty-day extension by mutual written consent, Buyer’s agreement to such extension not to be unreasonably withheld, conditioned or delayed.

(I) “Warranty Expenses” means the cost of any work that the Company is required to perform after the Closing through the Uncollected Closing A/R and Warranty Expense Calculation Date (including the cost of materials, labor, freight, and administration of warranty) arising from or corrective measures, warranty obligations or similar circumstances pursuant to applicable law or Contract arising from the operation of the Company prior to the Closing Date.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the proviso at the end of this sentence, take place as soon as possible (but in no event later than at 10:00 a.m., Central Prevailing Time, on the third Business Day) after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions) by email (in “.pdf” format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (where needed) to be delivered promptly following the Closing, unless another time, date or manner is agreed to in writing by the Parties; provided, however, that in no event shall the Closing occur prior to December 20, 2024, without the prior written consent of Buyer. The date on which the Closing actually occurs is referred to as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3 Actions to be Taken at the Closing.

(a) Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:

(i) on behalf of the Group Companies, to each holder of Indebtedness set forth on Schedule 2.3(a)(i), to the account or accounts designated in the applicable Debt Payoff Letter for such holder by wire transfer of immediately available funds, the amounts set forth therein;

(ii) on behalf of the Sellers or the Company, as applicable, by wire transfer of immediately available funds, to the payees of the Estimated Transaction Expenses, the amount of the Estimated Transaction Expenses in accordance with the Expense Invoices; provided, however, that the aggregate amount of any Change in Control Payments to be made by Buyer will be paid to the applicable Group Company, for the benefit of the recipients of such Change in Control Payments, whereupon such Group Company will (A) deduct or withhold from each amount due each such recipient any amount required to be deducted or withheld with respect to the making of such payment pursuant to Section 2.6 and (B) following any such required deduction or withholding, pay the remaining amounts to each such recipient in accordance with such Group Company’s normal payroll practices;

(iii) to the account or accounts of each Seller, designated in writing by the Sellers’ Representative to Buyer at least three Business Days prior to the Closing Date, an amount by wire transfer of immediately available funds equal to such Seller’s Pro Rata Percentage of the Initial Cash Purchase Price (such amount in the aggregate for all Sellers, the “Closing Cash Payment”);

(iv) to each Seller, a number of shares of Class A Common Stock equal to such Seller’s Pro Rata Percentage of the Closing CPI Shares (rounded down to the nearest whole share, with any fractional shares of Class A Common Stock resulting from calculating each Seller’s Pro Rata Percentage of the Closing CPI Shares instead being paid in cash, rounded to the nearest cent, to such Seller and accounted for by an increase in the Closing Cash Payment payable to such Seller, in an amount equal to the Closing Buyer Common Stock Price multiplied by the fractional share of Class A Common Stock, such that only an integral number of shares of Class A Common Stock will be issued to any given Seller) in book entry form;

(v) to the Sellers, a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(b) and Section 7.2(c) have been satisfied;

(vi) that certain Conditional Purchase Agreement, in a form consistent in all material respects with the terms and conditions of the BRI Conditional Purchase Agreement Term Sheet set forth on Exhibit B, by and among the Company, LSAIH and the Sellers (the “BRI Conditional Purchase Agreement”), duly executed by the Company;

(vii) to the Sellers’ Representative, a duly executed binder, attaching the final form of the R&W Insurance Policy (which will be subject to the customary post-Closing conditions under the R&W Insurance Policy binder);

(viii) to the Sellers’ Representative, a Lock-Up Agreement, in substantially the form set forth on Exhibit C, with each Seller (collectively the “Lock-Up Agreements”), duly executed by Buyer; and

(ix) to the Sellers’ Representative, all other documents, instruments and certificates specifically required by this Agreement to be delivered by Buyer at the Closing.

(b) Company and the Sellers Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, the Company or the Sellers’ Representative, as applicable, shall deliver or cause to be delivered to Buyer at the Closing the following:

(i) a certificate of the Company and the Sellers’ Representative, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1(b) and Section 7.1(c) have been satisfied;

(ii) unit powers, duly executed by each Seller and such other documentation as is reasonably required to transfer the Units to Buyer, free and clear of all Liens (other than Liens arising under applicable securities Laws);

(iii) a payoff letter from each holder of Indebtedness set forth on Schedule 2.3(a)(i) (the “Debt Payoff Letters”) in each case (A) setting forth the amount required to be paid in order to discharge such Indebtedness in full as of the Closing, (B) containing terms reasonably satisfactory to Buyer to provide for the termination and release of any applicable liens related thereto (including to provide for the filing of any UCC-3 termination statements) upon receipt of such payment, and (C) otherwise reasonably acceptable to Buyer and its Debt Financing Sources;

(iv) invoices or similar expense statements respecting all Transaction Expenses to be paid as of Closing (the “Expense Invoices”);

(v) written letters of resignation effective as of the Closing from each of the managers, directors and officers of each Group Company;

(vi) evidence in a form reasonably satisfactory to Buyer of the termination of: (A) that certain engagement letter with Wells Fargo Corporate and Investment Banking (or, if the Company is unable to terminate such agreement without any continuing Liability to Buyer and the Group Companies in connection therewith, that such agreement has been assigned to LSAIH or its Affiliates without any continuing Liability to Buyer and the Group Companies in connection therewith) and (B) evidence reasonably satisfactory to Buyer that all Contracts, accounts and transactions (in each case, other than this Agreement, the Ancillary Documents, and the items set forth on Schedule 2.3(b)(vi)) between any Seller(s) or its (or their) Affiliates (other than the Group Companies), on the one hand, and any Group Company, on the other hand (collectively, the “Affiliate Agreements”), have been settled (irrespective of the terms of payment of such intercompany accounts), terminated and canceled, including without limitation, any commission arrangements with affiliated employees;

(vii) (A) landlord estoppels with respect to the Leased Real Property; and (B) estoppels and subordination, non-disturbance and attornment agreements from any tenants at the Owned Real Property, in each case to the extent listed on Schedule 2.3(b)(vii);

(viii) all consents, approvals, Orders or authorizations of, or written evidence that any registrations, declarations or filings made with, any Governmental Authority required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(ix) evidence that the D&O Tail Policy, the Employment Agreements, and the Restrictive Covenant Agreements are each in full force and effect as of the Closing;

(x) an IRS Form W-9 completed by each Seller (or its regarded owner, if such Seller is an entity disregarded as separate from its owner);

(xi) a certificate dated as of the Closing Date, duly executed by the Secretary (or other authorized officer) of the Company and the Secretary (or other authorized officer) of each Seller that is an entity, given by him or her on behalf of the Company or such Seller, as applicable, and not in his or her individual capacity, certifying as to: (i) the attached copies of the appropriate resolutions of the Company or such Seller, as applicable, as to the due authorization, execution, delivery and performance of this of this Agreement, the Ancillary Documents and all of the transactions contemplated hereby and thereby, and ratifying the material prior actions by the Company; (ii) the incumbency, authority and specimen signature of the officers of the Company or such Seller, as applicable, executing this Agreement or any other Ancillary Documents on behalf of the Company or such Seller, as applicable; and (iii) true and complete copies of the Governing Documents of the Company or such Seller, as applicable;

(xii) a certificate of good standing (or its equivalent), dated not more than ten (10) days prior to the Closing Date, with respect to each Group Company, in each instance, issued by the Secretary of State (or its equivalent) of the applicable jurisdiction of organization of such Person;

(xiii) the BRI Conditional Purchase Agreement, duly executed by LSAIH and the Sellers;

(xiv) the Lock-Up Agreements, each duly executed by the Seller party thereto;

(xv) corporate resolutions and other evidence in form and substance reasonably satisfactory to Buyer that the Company 401(k) Plan has been terminated, effective no later than one (1) Business Day prior to the Closing Date, contingent upon the Closing;

(xvi) an accredited investor questionnaire, the form of which is attached hereto as Exhibit D (each, a “Seller Questionnaire”) completed by each Seller; and

(xvii) all other documents, instruments and certificates specifically required by this Agreement to be delivered by the Company or the Sellers’ Representative at the Closing.

Section 2.4 Purchase Price Adjustment.

(a) The Company shall deliver to Buyer, at least three (3) Business Days prior to the Closing Date, a written statement of the Company (the “Estimated Closing Statement”), certified by an officer of the Company, setting forth in reasonable detail the Company’s good faith calculations and estimates of the Closing Date Cash (the “Estimated Closing Date Cash”), the aggregate Debt Payoff Amount as of immediately prior to the Closing (the “Estimated Closing Debt Payoff Amount”), and the Transaction Expenses (the “Estimated Transaction Expenses”), and, based on such estimates, a calculation of the Initial Cash Purchase Price and the Closing Cash Payment, in each case along with the supporting detail therefor and prepared in accordance with the Agreed Accounting Principles and consistent with Section 2.4(h). The Estimated Closing Date Cash, the Estimated Closing Debt Payoff Amount and the Estimated Transaction Expenses shall, subject to Section 2.4(b), be used to calculate the Initial Cash Purchase Price and shall be subject to adjustment as set forth in this Section 2.4.

(b) To the extent reasonably requested by Buyer, from the time the Estimated Closing Statement is delivered until the Closing, the Company will make available to Buyer and its advisors the records and work papers used in preparing the Estimated Closing Statement. Within two (2) Business Days of the Company’s delivery of the Estimated Closing Statement, if Buyer acting in good faith has any objections with respect to one or more line items on the Estimated Closing Statement so delivered, then Buyer may deliver to the Company a statement describing its objections in reasonable detail (the “Pre-Closing Dispute Notice”). Buyer and the Company shall use their respective good faith efforts to resolve any dispute set forth in a Pre-Closing Dispute Notice with respect to any of the line items on the Estimated Closing Statement prior to the anticipated Closing Date. If Buyer and the Company are unable to resolve all disputes with respect to any of the line items on the Estimated Closing Statement prior to the anticipated Closing Date, then the Estimated Closing Statement as originally delivered pursuant to Section 2.4(a) and, if applicable, as revised following mutual agreement between Buyer and the Company on any disputes, shall constitute the Estimated Closing Statement for all purposes under this Agreement. Buyer’s election to not deliver a Pre-Closing Dispute Notice, or to not dispute any amount included in, or component of any such amount included in, the Estimated Closing Statement in any Pre-Closing Dispute Notice, shall not limit, or have any effect on, Buyer’s rights pursuant to Section 2.4(c) to conduct a review of the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, the Indebtedness of the Group Companies outstanding at the Closing and Transaction Expenses, and to deliver the Closing Date Schedule based on such review. Notwithstanding anything set forth herein to the contrary, under no circumstances will Buyer be entitled to delay the Closing in connection with a Pre-Closing Dispute Notice or the Company’s consideration thereof.

(c) As soon as reasonably practicable, but no later than ninety (90) days following the Closing Date, Buyer shall, at its expense, (i) cause to be prepared a written statement (the “Closing Date Schedule”), certified by an officer of Buyer, setting forth in reasonable detail Buyer’s good faith calculation of the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, the aggregate Debt Payoff Amount as of immediately prior to the Closing (“Closing Debt Payoff Amount”), and Transaction Expenses, in each case in accordance with the Agreed Accounting Principles and consistent with Section 2.4(h), and, based on such amounts, Buyer’s calculation of the Cash Purchase Price, and (ii) deliver to the Sellers’ Representative the Closing Date Schedule.

(d) Review; Disputes.

(i) From and after the Closing until the Cash Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall provide the Sellers’ Representative and any accountants or advisors retained by the Sellers’ Representative access to and copies of the work papers, back-up materials and books and records used in preparing the Closing Date Schedule as they shall reasonably request for the purpose of enabling the Sellers’ Representative and his accountants and advisors to calculate, and to review Buyer’s calculation of, the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount, Transaction Expenses and Cash Purchase Price; provided, however, that (A) such cooperation is during normal business hours and does not unreasonably interfere with the operations of Buyer and its Affiliates’ (which will include the LSP Working Capital Group following the Closing), (B) such cooperation and access shall be subject to reasonable customary confidentiality restrictions, and (C) in no event shall Buyer be required to provide any documents or other information covered by attorney-client privilege, the attorney work product doctrine or other similar protection (it being agreed that Buyer shall be required to notify the Sellers’ Representative that it is withholding documents or information because of such privilege or protection and provide documents and information (or the contents thereof) to the greatest extent possible without waiving such privilege or protection); provided, further, that all requests by the Sellers’ Representative for such cooperation shall be directed to the Chief Financial Officer of Buyer (as representative for Buyer) or such other person(s) as the Chief Financial Officer may designate.

(ii) If the Sellers’ Representative disputes the calculation of any of the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount or Transaction Expenses set forth in the Closing Date Schedule, then the Sellers’ Representative shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the thirty-day period commencing upon receipt by the Sellers’ Representative of the Closing Date Schedule and the related certificate of Buyer (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and the Sellers’ Representative’s proposed resolution of each such dispute. Each line item of the Closing Date Schedule which is not disputed in the Dispute Notice in accordance with the immediately preceding sentence shall be deemed to have been accepted by the Sellers’ Representative and shall become final and binding upon the Sellers and Buyer.

(iii) If the Sellers’ Representative does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount, Transaction Expenses and Cash Purchase Price set forth in the Closing Date Schedule shall be deemed final, binding and non-appealable for all purposes under this Agreement.

(iv) If the Sellers’ Representative delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then the Sellers’ Representative and Buyer shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses that are in dispute and such negotiations shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Sellers’ Representative and Buyer are unable to reach agreement on the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses that are in dispute within twenty (20) days after the end of the Review Period, then the Sellers’ Representative, on the one hand, or Buyer, on the other hand, shall have the right to refer such dispute to the Designated Accounting Firm after such twentieth (20th) day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) no more than twenty (20) days following the appointment of the Designated Accounting Firm, the Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall submit separate written statements setting forth in detail their respective views as to any disputed issues set forth in the Dispute Notice with respect to the calculation of any of the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses; (B) the Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall promptly provide, or cause to be provided or made available, to the Designated Accounting Firm all information as is reasonably necessary to permit the Designated Accounting Firm, acting as an accounting expert, not as an arbitrator, to resolve such disputes; (C) Buyer and the Sellers’ Representative shall instruct the Designated Accounting Firm to determine the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses in accordance with the terms and definitions of this Agreement (including the Agreed Accounting Principles) within thirty (30) days after such referral, and upon reaching such determination to deliver a copy of its determination and the calculations relating thereto (the “Expert Calculations”) to the Sellers’ Representative and Buyer; (D) the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses that are in dispute shall be conclusive, binding upon the Parties hereto, nonappealable, and not be subject to further review, absent manifest error; and (E) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Buyer or the Sellers’ Representative, as the case may be, and no lower than the lower amount calculated by Buyer or the Sellers’ Representative. In calculating the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and Transaction Expenses, the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the written statements submitted by Buyer and the Sellers’ Representative. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses reflected therein and the Closing Net Working Capital Amount (including the Closing AFDA Amount), Closing Date Cash, Closing Debt Payoff Amount and/or Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and the Sellers’ Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to Buyer, on one hand, and Sellers, on the other hand, bears to the amount actually contested by such party. For example, if the Sellers’ Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer, and if the Designated Accounting Firm ultimately resolves the dispute by awarding to the Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Designated Accounting Firm will be allocated 30% (i.e. 300 ÷ 1,000) to Buyer and 70% (i.e. 700 ÷ 1,000) to the Sellers.

(e) If (i) the Cash Purchase Price calculated using the Closing Date Cash, Closing AFDA Amount, Closing Debt Payoff Amount and Transaction Expenses as finally determined in accordance with this Section 2.4 is greater than (ii) the Initial Cash Purchase Price calculated as set forth in Section 2.4(a) using the Estimated Closing Date Cash, Closing AFDA Amount, Estimated Closing Debt Payoff Amount and Estimated Transaction Expenses, then Buyer shall, no later than five (5) Business Days after such determination cause to be paid an amount equal to such excess to the Sellers’ Representative (for further distribution to the Sellers by the Sellers’ Representative) in accordance with Section 2.7.

(f) If (i) the Cash Purchase Price calculated using the Closing Date Cash, Closing AFDA Amount, Closing Debt Payoff Amount and Transaction Expenses as finally determined in accordance with this Section 2.4 is less than (ii) the Initial Cash Purchase Price calculated as set forth in Section 2.4(a) using the Estimated Closing Date Cash, Estimated Closing Debt Payoff Amount and Estimated Transaction Expenses (the “Purchase Price Overpayment”), then Buyer may set-off the amount of the Purchase Price Overpayment against the Holdback Amount in accordance with Section 2.1(c).

(g) Any payments made pursuant to Section 2.4 shall constitute an adjustment of the purchase price for Tax purposes and shall be treated as such by the recipients thereof on their Tax Returns to the extent permitted by any Law.

(h) Accounting Procedures. For all purposes hereunder, the Estimated Closing Statement, Estimated Closing Date Cash, Estimated Closing Debt Payoff Amount, Estimated Transaction Expenses, Closing Net Working Capital Amount, Closing AFDA Amount, Closing Date Cash, Closing Date Schedule, Closing Debt Payoff Amount and Transaction Expenses, and all determinations and calculations by any Person (including the Designated Accounting Firm) of Cash and Cash Equivalents, Current Assets, Current Liabilities or Net Working Capital shall in all circumstances be prepared and calculated strictly in accordance with the terms of this Agreement and the Agreed Accounting Principles. For illustrative purposes only, Exhibit E sets forth a statement (the “Reference Statement”) prepared in good faith by the Company, in cooperation with Buyer, setting forth and illustrating as of September 30, 2024, the calculation of (x) (1) Current Assets, (2) Current Liabilities and (3) Net Working Capital, (y) Cash and Cash Equivalents, and (z) Closing Debt Payoff Amount, in each case prepared and calculated in accordance with this Agreement and the Agreed Accounting Principles.

(i) Negative Amounts. For the avoidance of doubt, for purposes of this Agreement, a smaller negative integer (i.e., closer to zero) is always “greater than” a larger negative integer (i.e., further from zero). For example, [-2] is greater than [-10].

Section 2.5 Purchase Price Allocation. Within sixty (60) days after the final determination of Closing Net Working Capital Amount in accordance with Section 2.4(f), the Sellers’ Representative shall prepare or cause to be prepared and deliver to Buyer a proposed allocation of the purchase price, as adjusted under this Agreement (together with all other relevant amounts as determined for U.S. federal income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and Treasury Regulations thereunder and the methodology set forth in Schedule 2.5 (the “Proposed Allocation”) for Buyer’s review. If Buyer disagrees with the Proposed Allocation, Buyer may, within forty-five (45) days after delivery of the Proposed Allocation, deliver written notice to the Sellers’ Representative setting forth in reasonable detail its disagreement with the Proposed Allocation. In the event that Buyer does not provide such a notice of disagreement within such forty-five (45)-day period, the Sellers’ Representative and Buyer shall be deemed to have agreed to the Proposed Allocation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Proposed Allocation will be final, binding and conclusive for all purposes hereunder except as to the disagreements duly raised in such notice, and the Sellers’ Representative and Buyer shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any such disagreements with respect to the Proposed Allocation. If, at the end of such period, the Sellers’ Representative and Buyer are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by the Designated Accounting Firm in accordance with the procedures, and the fees and expenses of the Designated Accounting Firm shall be borne by the Sellers’ Representative, on the one hand, and Buyer, on the other hand, in accordance with the rules, set forth in Section 2.4(d). The Proposed Allocation as finally agreed or determined pursuant to this Section 2.5 shall be the “Final Allocation.” Buyer and the Sellers’ Representative agree to file all required Tax Returns (including IRS Form 8594) in a manner consistent with the Final Allocation, and neither the Sellers’ Representative nor Buyer shall take any position inconsistent with such allocation on any Tax Return or otherwise, unless required to do so following a determination by the applicable Governmental Authority.

Section 2.6 Withholding. The Group Companies, Buyer, and the Sellers shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement any amounts that are required under the Code or any applicable Law to be deducted and withheld; provided, however, that the applicable withholding agent shall give the applicable payee notice of the intended deduction or withholding a commercially reasonable period of time before such deduction or withholding is required. To the extent that any such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The applicable withholding agent will timely pay or cause to be paid any amounts withheld pursuant to this Section 2.6 to the appropriate Governmental Authority.

Section 2.7 Payments to the Sellers. For any instance in which a payment or disbursement is required to be made to the Sellers pursuant to this Agreement (other than payments or disbursements that are compensatory to Employees or other service providers of the Group Companies), such payment shall be made by wire transfer of immediately available funds to each Seller in accordance with the wire instructions provided to Buyer by the Sellers’ Representative with respect to each such Seller at least three (3) days prior to the Closing Date. Each Seller shall be entitled to receive its Pro Rata Percentage of such amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements in this ARTICLE 3 are correct and complete as of the date hereof and, if the Closing occurs, as of the Closing Date (except to the extent such statement is expressly made as of a specific date, which statement shall be correct and complete as of such specific date), subject to Section 10.8, and except as set forth in the Disclosure Schedule. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

Section 3.1 Organization and Qualification. Each Group Company is a Person duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of such Group Company’s organization. Each Group Company has the requisite power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each Group Company is duly qualified or licensed to do business, and is in good standing (if applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, and would not reasonably be expected to, individually or in the aggregate, adversely impact the business of the Group Companies as presently conducted in any material respect. A list of such foreign jurisdictions is set forth on Schedule 3.1.

Section 3.2 Capitalization of the Group Companies.

(a) Schedule 3.2(a) sets forth the authorized, issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company have been duly authorized and are validly issued, fully paid and non-assessable, and have been offered, sold and delivered by the Company in compliance with all applicable securities Laws, and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, or other similar right. The Units represent all of the issued and outstanding membership interests of the Company, all of which are owned and held beneficially and of record by Sellers. Except as set forth on Schedule 3.2(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, phantom equity rights, redemption rights, repurchase rights, agreements, arrangements or commitments relating to the equity securities of any Group Company (whether or not currently exercisable) or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Group Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding. None of the Units are in certificated form. No Group Company has any outstanding any bonds, debentures, notes or other obligations to its holders that have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the equityholders of any Group Company on any matter. Schedule 3.2(a) lists all obligations, contingent or otherwise, of each Group Company to repurchase, redeem or otherwise acquire shares of capital stock of, or other equity interests in, such Group Company. Except as set forth on Schedule 3.2(a), there are no voting trusts or other agreements or understandings to which any Group Company is a party with respect to the voting of the shares of capital stock or other equity interests of any Group Company.

(b) Subsidiaries. No Group Company, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person (other than the Subsidiaries of the Company in the case of the Company). Schedule 3.2(b) sets forth the name and jurisdiction of formation or organization (as applicable) of each Subsidiary of the Company (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), and the authorized, issued and outstanding equity securities of each such Company Subsidiary, and the owner(s) of such equity securities. All outstanding equity securities of each Company Subsidiary (except to the extent such concepts are not applicable under the applicable Law of such Company Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), are owned, beneficially and of record, by the Company, have been offered, sold and delivered by the applicable Company Subsidiary in compliance with all applicable securities Laws, and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, or other similar right. None of the equity interests of any Company Subsidiary are in certificated form. There are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, phantom equity rights, redemption rights, repurchase rights, agreements, arrangements or commitments relating to the equity securities of any Company Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Company Subsidiary, and no securities or obligation evidencing such rights are authorized, issued or outstanding. No Company Subsidiary has outstanding any bonds, debentures, notes or other obligations to holders which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the equityholders of any such Company Subsidiary on any matter. Other than the obligations contemplated by this Agreement, no Company Subsidiary has any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, each such Company Subsidiary.

Section 3.3 Authority. Each Group Company has all necessary power, capacity and authority to execute and deliver, as applicable, this Agreement and the Ancillary Documents to which it is a party (the “Company Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the applicable Group Company by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and the Company Documents, when entered into by any applicable Group Company, will be, duly and validly executed and delivered by such Group Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Sellers), this Agreement constitutes, and the Company Documents, when entered into by any applicable Group Company, will constitute, the legal, valid and binding obligations of such Group Company enforceable against such Group Company in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The Company has made available to Buyer true, correct and complete copies of the Governing Documents of the Company and each Company Subsidiary, in each case as amended and in effect on the date hereof. No Group Company is in material violation of any provision of its Governing Documents. The minute books and/or other corporate records of the Company and each Company Subsidiary contain true, correct and complete records of all meetings and accurately reflect in all material respects all other action of the members or equity owners and board of managers (including committees thereof) or other governing body of the Company and each Company Subsidiary. The membership interest books, if any, and transfer ledgers of the Company and each Company Subsidiary are true, correct and complete. All transfer taxes levied, if any, or payable with respect to all transfers of equity of the Company and each Company Subsidiary prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 3.4 Financial Statements; No Undisclosed Material Liabilities.

(a) Attached hereto as Schedule 3.4(a) are copies of the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and its applicable Subsidiaries as of (A) December 31, 2021, (B) December 31, 2022, and (C) December 31, 2023 (including the related notes and schedules thereto, together, the “Audited Balance Sheets”), and the related audited consolidated statements of income, cash flows and changes in members’ equity of the Company for the fiscal years then-ended, together with the related notes thereto and reports thereon; (ii) the reviewed balance sheet of ACE Aggregates as of (A) December 31, 2022 and (B) December 31, 2023 (including the related notes and schedules thereto), and (iii) the unaudited consolidated balance sheet of the Company (the “Interim Balance Sheet”) as of June 30, 2024 (the “Balance Sheet Date”) and the related unaudited statements of income, cash flows and changes in members’ equity of the Company for the six (6)-month period then-ended (together with the Interim Balance Sheet, the “Unaudited Financial Statements”). Except as may be indicated in the notes thereto, each of the Financial Statements presents fairly in all material respects in conformity with GAAP, applied on a consistent basis throughout the periods covered thereby, the consolidated financial position of the Group Companies as of the respective dates and the results of operations for the periods then ended, subject in the case of the Unaudited Financial Statements to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from normal year-end adjustments (which, if presented, would not differ materially from those included in the other Financial Statements).

(b) All books, records and accounts of each Group Company are accurate and complete in all material respects and are maintained in accordance all applicable Laws. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the Company’s Board of Managers and any committees of the Company’s Board of Managers, and no meeting, or action taken by written consent, of any such members, Board of Managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. Each Group Company maintains systems of internal accounting controls sufficient to provide reasonable assurances (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of each Group Company are being made in accordance with such Group Company’s policies and procedures, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of such Group Company’s assets that could have a material effect on the Company’s financial statements.

(c) No Group Company has any Liabilities other than (i) Liabilities specifically reflected in and reserved against in the Financial Statements as of the Balance Sheet Date, (ii) Liabilities which were incurred since December 31, 2023 in the Ordinary Course of Business and which are not in the aggregate material (none of which is a Liability relating to a Proceeding or for breach of contract, tort, warranty, violation of Law, infringement, dilution, or misappropriation), (iii) Liabilities disclosed in Schedule 3.4(c), (iv) Liabilities for which Buyer has expressly and specifically agreed to be responsible pursuant to this Agreement or the Ancillary Documents, or (v) other undisclosed Liabilities that are not, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.5 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, the execution and delivery by the Company of this Agreement do not, and of the Company Documents on the Closing Date will not, and the performance by the Company of this Agreement and of the Company Documents will not, in each case, require any filing with or approval from any Governmental Authority, other than compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law.

(b) The execution and delivery by the Company of this Agreement do not, and of the Company Documents on the Closing Date will not, the performance by the Company of this Agreement and such Company Documents will not, and the compliance by any Group Company with any of the provisions hereof or thereof do not and will not, in each case, conflict with, result in any breach of, require any notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties or assets of the Company or any the Company Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of the Company Subsidiaries to make any material payment under, or require any action by or in respect of, or filing with, any Governmental Authority under, any provision of (i) any of the Governing Documents of any Group Company, (ii) any Material Contract or material Permit of any Group Company; (iii) any Order applicable to any Group Company or any of the material properties or assets of any Group Company, or (iv) any applicable Law to which any Group Company is subject, except, in any such case under clauses (ii), (iii), or (iv) of this Section 3.5(b), as would not, and could not reasonably be expected to, individually or in the aggregate, adversely impact the business of the Group Companies in any material respect.

Section 3.6 Material Contracts. Schedule 3.6-1 includes, by reference to the applicable subsection of this Section 3.6, a true and complete list, as of the date hereof, of all Material Contracts (other than, with respect to subsections (a), (k), (q) and (r) of the definition of “Material Contracts,” OCB Purchase Orders), and, except as set forth in Schedule 3.6-2, (i) each Material Contract is in full force and effect and is a legal, valid and binding agreement of the applicable Group Company party thereto and, to the knowledge of such Group Company, of the other parties thereto, enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity, and (ii) with respect to each such Material Contract, the applicable Group Company is not, and, to the knowledge of such Group Company, the other party thereto is not, in material breach or material default thereunder. For purposes of this Agreement, “Material Contract” shall mean any of the following to which any Group Company is a party or by which any Group Company’s assets are bound:

(a) Contracts (other than any (i) Employee Benefit Plan and (ii) Contracts set forth on Schedule 3.6.1(d) that will be terminated at or prior to Closing in connection with the repayment of all of the Indebtedness outstanding under each such Contract) that involved the expenditure, payment or receipt by any Group Company of more than $250,000 in the aggregate during the twelve (12)-month period ended December 31, 2023, or are anticipated to involve, during the twelve (12)-month period ending December 31, 2024, and are not terminable by the applicable Group Company without payment of any material penalty on notice of ninety (90) days or less;

(b) Contracts (i) relating to the employment of, or the performance of services by, any Person, including any Employee, Former Employee (if any Group Company has or is reasonably likely to have any Liability relating thereto), manager, director, Independent Contractor or other service provider, except for employment Contracts which are terminable at will and without penalty and consulting/independent contractor Contracts which are terminable without penalty on less than thirty (30) days’ notice, (ii) pursuant to which any Group Company is or may become obligated to make any severance, retention, change of control, Transaction Expense, termination or similar payment to any Employee, Former Employee, manager, director, Independent Contractor or other service provider, or (iii) pursuant to which any Group Company is or may, as a result of the consummation of the transactions contemplated by this Agreement, become obligated to make any bonus, sales compensation, commissions, or similar payment (whether in the form of cash, equity, or other securities but excluding payments constituting base salary);

(c) Contracts providing for profit sharing, employee equity purchase, profits interests, equity option or any other equity-related compensation plan for Employee or Former Employees or other service providers;

(d) Contracts relating to Indebtedness or the guarantee of any Indebtedness, except any such Contract with an aggregate outstanding principal amount not exceeding $250,000;

(e) Contracts for joint ventures, strategic alliances or partnerships involving the sharing of profits, proprietary information, costs, Losses or Liabilities of any Group Company with any other Person;

(f) Contracts or commitments restricting or limiting any Group Company’s ability to freely compete or engage in any line of business or with any Person or in any geographic area or during any period of time, or any Contract that contains covenants of any Group Company not to solicit or hire any Person with respect to employment;

(g) Contracts that relate to (i) the disposition (other than sales of inventory in the Ordinary Course of Business) or acquisition of more than $250,000 in any single transaction of assets or properties by any Group Company, or (ii) any merger or business combination with respect to any Group Company, in each case, to the extent entered since the Lookback Date;

(h) the Leases;

(i) all Contracts pursuant to which a Group Company leases tangible personal property involving annual payments in excess of $250,000;

(j) all construction and development services agreements related to the Owned Real Property and/or Leased Real Property to which any Group Company is a party;

(k) any sales, distribution or other similar Contract providing for the sale or distribution of Products or services by any Group Company, pursuant to which payments are anticipated to be made by a Group Company of more than $250,000 in the aggregate during any twelve (12) month period and which is not terminable by the applicable Group Company without payment of any material penalty on notice of ninety (90) days or less;

(l) Contracts containing “most favored nation” or “best pricing” provisions, or other Contracts that contains exclusivity, rights of first refusal or rights of first negotiation granted by any Group Company;

(m) each collective bargaining agreement and other Contract with or to any labor union or association representing any Employee;

(n) Contracts entered into other than in the Ordinary Course of Business that contain or provide for an express undertaking by any Group Company to be responsible for consequential, incidental or punitive damages;

(o) Contracts the primary purpose of which is to provide warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(p) each licensing agreement or other Contract with respect to Intellectual Property Rights, excluding license agreements for off-the-shelf software and software platforms generally commercially available for less than $25,000 annually;

(q) Contracts with Significant Customers;

(r) Contracts with Significant Vendors;

(s) each power of attorney; or

(t) Contracts to which any Seller or any of its Affiliates (other than a Group Company) or any director or officer of any Seller or any of its Affiliates (other than a Group Company) is a party or otherwise has any rights, obligations or interests, in each case other than Contracts related to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business.

Section 3.7 Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement or as set forth on Schedule 3.7, since December 31, 2023:

(a) there has not been any Circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) no Group Company has (i) amended the respective Governing Documents of such Group Company in any manner or (ii) split, combined or reclassified the shares, capital stock or other equity interests of such Group Company;

(c) no Group Company has issued, sold, pledged, transferred, or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any of its equity interests or issued any equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of such Group Company (other than this Agreement and the agreements contemplated hereby), or granted any stock appreciation or similar rights;

(d) no Group Company has redeemed, purchased or otherwise acquired any outstanding equity interests of any Group Company or declared or paid any dividend or made any other distribution to any Person other a Group Company on or prior to the Closing Date, in each case, other than (i) redemptions, repurchases or other acquisitions from Employees, Independent Contractors or other service providers (including Former Employees and former Independent Contractors and other service providers) of the Group Companies in the Ordinary Course of Business or (ii) dividends or distributions made to the Sellers in the Ordinary Course of Business;

(e) no Group Company has incurred or guaranteed any Indebtedness other than in the Ordinary Course of Business;

(f) no Group Company has (i) taken any action to grant to any of its Employees any increase in compensation, except (A) as may be required by applicable Law or the terms of any Employee Benefit Plan or other Contract, (B) in connection with annual renewals of any health or welfare plans, with any such adjustments being made in the Ordinary Course of Business or (C) increases in base compensation in the Ordinary Course of Business; (ii) amended or established any Employee Benefit Plan (or any arrangement that would constitute an Employee Benefit Plan, if adopted), except to the extent required by Law or the terms of any Employee Benefit Plan or Contract; or (iii) except for a termination resulting from a resignation of employment, terminated the employment of any Key Employee, other than for cause;

(g) no Group Company has sold, leased, assigned, pledged, transferred, otherwise disposed of, or subjected to any Lien (other than Permitted Liens) any material property or material assets owned by the Group Companies, including any of its owned Intellectual Property Rights and any tangible asset or group of similar tangible assets with a fair market value in excess of $250,000, except for (i) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the Ordinary Course of Business, (ii) as to the Leased Real Property, the exercise of the rights and remedies of the Group Companies under any Lease, in the Ordinary Course of Business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and (iii) the expiration of Intellectual Property Rights in accordance with their statutory terms;

(h) except for amendments and entry into Contracts in the Ordinary Course of Business or the waiver of immaterial rights, no Group Company has entered into, amended, modified, waived any rights under or terminated (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract or any Contract that would be a Material Contract if it were in effect on the date hereof;

(i) no Group Company has acquired any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any joint venture, or adopt any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(j) except in accordance with the capital budget of the Group Companies, no Group Company has committed or authorized any commitment to make any single capital expenditure that is in excess of $250,000, individually, or capital expenditures that are in excess of $250,000 in the aggregate, or delayed, postponed, or failed to make material capital expenditures in accordance with such budget;

(k) each Group Company has conducted its business in the Ordinary Course of Business (other than with respect to activities undertaken in connection with the proposed sale of the Company and the negotiation, execution and performance of this Agreement and the Ancillary Documents);

(l) no Group Company has made any change in its accounting methods, principles or practices, including any changes in accounting practices or procedures related to Net Working Capital (or any component thereof), except as required by GAAP or by applicable Law;

(m) no Group Company has modified its cash management practices, including any delay of the payment of any accounts payable or other Liability, or engaged in any activity that would reasonably be expected to or is intended to accelerate (i) sales to customers or (ii) the collection of accounts or notes receivable, in each case other than in the Ordinary Course of Business;

(n) no Group Company has made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by a Group Company (i) to any other Group Company, (ii) to any Employee in connection with travel, entertainment or related business expenses or other customary out of pocket expenses in the Ordinary Course of Business or (iii) in the Ordinary Course of Business to any customer, distributor, licensor, supplier or other Person with which the Group Companies have significant business relations;

(o) no Group Company has (i) made (other than consistent with past practice) or changed any material Tax election, (ii) changed any material method of Tax accounting, (iii) entered into any “closing agreement” with any taxing authority with respect to a material amount of Taxes, (iv) settled any claim or assessment in respect of a material amount of Tax, or (v) consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(p) no Group Company has cancelled or compromised any debts or claims of substantial value or waived or released any rights of substantial value, other than in the Ordinary Course of Business;

(q) no Group Company has commenced or settled any actual or threatened Proceeding, other than any such Proceeding involving only monetary relief in an amount of $1,000,000 or less;

(r) no Group Company has undertaken any action that would trigger the WARN Act; and

(s) no Group Company has committed or agreed to take any of the foregoing actions except as otherwise contemplated by this Agreement.

Section 3.8 Absence of Litigation. Except (x) for personal injury lawsuits settled by a Group Company for an amount less than $250,000 without any further Liability to, or obligation of, any Group Company relating thereto and (y) as set forth on Schedule 3.8, there are no, and since the Lookback Date there has not been any, Proceedings pending or threatened in writing or, to the knowledge of the Company, otherwise, against (a) any Group Company or any properties or rights of any Group Company or to which any Group Company is otherwise a party, or (b) any officer, manager, or Employee of any Group Company acting in his or her capacity as such; nor, to the knowledge of the Company are there any circumstances which exist that would be reasonably likely to give rise to any such Proceeding. No Group Company nor any of their respective assets or properties is subject to any Order. There is no settlement or similar agreement imposing any ongoing obligation or restriction on any Group Company or any of their respective officers, managers, or Employees with regard to their actions as such.

Section 3.9 Compliance; Permits.

(a) Each Group Company is, and at all times since the Lookback Date each Group Company has been, in compliance, in all material respects, with all Laws applicable to it or by which it or any of its properties is bound or affected. Except as set forth on Schedule 3.9(a), since the Lookback Date, (i) no Group Company has received notice of any material violation of Law by any Group Company, and (ii) to the knowledge of the Company, no Group Company has been under investigation with respect to any material violation of Law.

(b) Schedule 3.9(b) contains a complete list, as of the date hereof, of all material Permits issued to each of the Group Companies that are required for the operation of the respective business of each Group Company as presently conducted. Except as set forth on Schedule 3.9(b), each Group Company holds and is in compliance, in all material respects, with all material Permits from any Governmental Authority that are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, and, as of the Closing, all such Permits will be in full force and effect. No Group Company is in material default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation, of any term, condition or provision of any Permit and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any such material default or violation. None of the Permits will be impaired or otherwise adversely affected as a result of the consummation of the transactions contemplated by this Agreement.

(c) No Group Company nor, to the knowledge of the Company, any of their respective officers, directors, managers, employees and any other Person acting on behalf of any Group Company: (i) has taken any action in violation of any provision of the Export Administration Regulations, the International Traffic in Arms Regulations, the statutes, regulations, and Executive Orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the Foreign Corrupt Practices Act, and the U.S. import Laws administered by U.S. Customs and Border Protection, or any other applicable anti-bribery, anti-money laundering, anti-corruption, customs, export control, trade sanctions, anti-terrorism or anti-boycott Laws, (ii) made any unlawful political contribution or established or maintained any unlawful or unreported funds, or (iii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to (A) any individual holding a legislative, administrative or judicial position of any kind; (B) any officer, employee or any other individual acting in an official capacity for any Governmental Authority; (C) any political party or official thereof or any candidate for political office (individually and collectively, a “Government Official”), (D) any employee or agent of a private entity with which the Company does or seeks to do business (a “Private Sector Counterparty”) or (E) any individual while knowing that all or a portion of such money or thing of value would be offered, given or promised to any Government Official or Private Sector Counterparty, in each case, for purposes of (x) influencing any act or decision of any public official in such official’s official capacity, (y) inducing such public official to do or omit to do any act in violation of such official’s lawful duty, or (z) obtaining or retaining any business or any business advantage, directing improper advantage.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) lists all Employee Benefit Plans and identifies each Qualified Plan. The Company has made available to Buyer the following (to the extent applicable): (i) all documents setting forth the terms of each Employee Benefit Plan which has been reduced to writing (and all amendments thereto) or a summary thereof if not reduced to writing; (ii) current summary plan descriptions (and any summaries of modifications thereto); (iii) the most recent determination, opinion, or advisory letter received from the Internal Revenue Service or upon which the Company may rely; (iv) all insurance policies which were purchased by or to provide benefits under any Employee Benefit Plan currently in force or for which any Group Company currently has any Liability; (v) discrimination and other required testing results for the last three complete plan years and evidence of any related corrections; (vi) financial statements, annual reports, Form 5500 (including any attachments thereto), actuarial reports, and auditor reports for the last three completed plan years; (vii) copies of all material applications and material non-routine correspondence to or from any Governmental Authority related to any Employee Benefit Plan received or sent since the Lookback Date; (viii) all personnel and employment manuals and policies; and (ix) all funding arrangements, insurance Contracts, service Contracts, trust agreements, and other documents relating to each Employee Benefit Plan.

(b) All Employee Benefit Plans have been maintained in all material respects in accordance with their terms and are in compliance in all material respects with the requirements prescribed by applicable Laws, including ERISA and the Code, and no material statement, either written or oral, has been made by any Group Company, or, to the knowledge of the Company, any ERISA Affiliate, with regard to any Employee Benefit Plan that is not in accordance with the terms of such Employee Benefit Plan. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (a “Qualified Plan”) has received a favorable determination letter or is subject to a current advisory opinion from the Internal Revenue Service, and no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Qualified Plan. Each Group Company and its ERISA Affiliates have performed, in all material respects, all of their obligations under all Employee Benefit Plans, and all contributions and other payments required to be made to any Employee Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Financial Statements.

(c) Other than as required under Section 601 et seq. of ERISA and Section 4980B of the Code and except as set forth in Schedule 3.10(c), no Employee Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment to Employees of any Group Company and dependents of such employees.

(d) No Group Company sponsors, maintains, contributes to, participates in, or has any Liability (contingent or otherwise), with respect to an Employee Benefit Plan that constitutes (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” or “multiple employer welfare arrangement” within the meaning of ERISA or the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA or Section 4975(d) of the Code with respect to any Employee Benefit Plan that would reasonably be expected to result in a material Liability to any Group Company. To the knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event: (i) result in any payment by any Group Company becoming due to any Employee or Former Employee of such Group Company, (ii) increase any benefits otherwise payable or give rise to any Liability under any of the Employee Benefit Plans, (iii) result in any payment that could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code) and would not be deductible by any Group Company under Section 280G of the Code, or (iv) result in the acceleration of the time of payment or vesting of any benefits provided or increase the amount or require the funding of compensation or benefits due under any of the Employee Benefit Plans.

(g) Other than routine claims for benefits, there are no suits, actions, audits, voluntary compliance requests or other proceedings pending or, to the knowledge of the Company, threatened against or otherwise involving any Employee Benefit Plan.

(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no Employee of any Group Company is entitled to any gross-up, reimbursement, equalization or similar payment from, or otherwise be indemnified by, any Group Company for any violation of Section 409A or Section 4999 of the Code.

(i) Each Employee Benefit Plan can be terminated without payment of any additional contributions or amounts and, except for any vesting of benefits of a Qualified Plan, without the vesting or acceleration of any benefits promised by such Employee Benefit Plan. To the knowledge of the Company, no event has occurred, or circumstance exists, that would reasonably be expected to result in a material increase in premium costs of Employee Benefit Plans that are insured or a material increase in benefit costs of such Employee Benefit Plans that are self-insured.

Section 3.11 Environmental Matters.

(a) Since the Lookback Date, each Group Company has obtained and is, and has been in compliance in all material respects with all material Permits and approvals that are currently required under all Environmental Laws for the conduct by such Group Company of its business (“Environmental Permits”). Each such Environmental Permit remains in full force and effect in all material respects and no Group Company has received any written or, to the knowledge of the Company, verbal, notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present operations of the businesses conducted by each Group Company. Where applicable, applications to renew such Environmental Permits have been filed in a timely manner(and in each event where such time will have passed as of the Closing, in such a time that such Environmental Permit will remain in effect during the pendency of the application) and no Group Company has received written notice from any Governmental Authority that such applications are incomplete. All pending applications or proceedings to obtain, modify or amend any Environmental Permit are listed on Schedule 3.11(a). No proceedings are pending or, to the knowledge of the Company, threatened to revoke, terminate or adversely amend any such Environmental Permit.

(b) The operation of the business conducted by each Group Company is and has been in compliance in all material respects with all applicable Environmental Laws since the Lookback Date.

(c) No Group Company has received any unresolved written notice from any Governmental Authority or any other Person of any past or present material violations of or material Liabilities of such Group Company under any Environmental Laws. No Group Company has received any communication or notice from any Governmental Authority or any other Person alleging that it is a “potentially responsible party” (or similar term) under Environmental Law or requesting information under CERCLA.

(d) No Hazardous Substance has been stored, generated or transported by a Group Company in material violation of Environmental Law or, to the knowledge of the Company, in such a manner that would reasonably be expected result in a material Liability under Environmental Law.

(e) There has been no Release or, to the knowledge of the Company, threatened Release (i) on, at, under, to or from any property currently or during the time of its ownership, operation or lease, formerly owned, operated or leased by any Group Company, or (ii) on, at, under, to or from any location (such location not being owned or operated by any Group Company) at which any Group Company has arranged for the disposal of a Hazardous Substance, or (iii) to the knowledge of the Company as a result of the operations, activities, acts or omissions of any Group Company on, at, under, to or from locations other than those currently or formerly owned, operated or leased by any Group Company, in each case in a manner that would reasonably be expected to result in a material liability under any Environmental Laws.

(f) No Group Company has assumed, undertaken or provided an indemnity with respect to any Liability of any other Person relating to Environmental Law or Hazardous Substances.

(g) Except as listed in Section 3.11(g), no Group Company has entered into or been subject to any consent decree, compliance order, settlement, administrative order or voluntary agreement or program pursuant to any Environmental Law where such items have outstanding obligations or ongoing limitations on the operations of or the use of any assets or properties of any Group Company.

(h) Other than administrative name changes, no authorization, notification, recording, filing, consent, waiting period, remediation or approval is required under any Environmental Law or Environmental Permit in connection with the transactions contemplated by this Agreement.

(i) The Group Companies have posted all forms of financial assurance or security required under Environmental Law or Environmental Permits and such assurance or security is sufficient to fulfill the obligations for which the assurance or security is required.

(j) The Group Companies have made available to Buyer all environmental reports, studies, assessments, sampling data, permits, authorizations, governmental filings, and other material environmental information in the Group Companies’ possession, custody or control relating to the Owned Real Property or Leased Real Property or any currently or formerly owned, operated or leased property or the Group Companies’ compliance with Environmental Law to the extent in the Group Companies’ possession or control.

Section 3.12 Intellectual Property.

(a) The Group Companies own, license or otherwise have the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”) (it being agreed that the foregoing representation shall not be construed as a representation of non-infringement of third party Intellectual Property rights, which is addressed in Section 3.12(b)), and, if applicable with respect to all Group Company IP Rights that are owned by a Group Company, have properly executed and recorded all documents necessary to protect their respective title to such Group Company IP Rights.

Schedule 3.12(a) sets forth a list of all (i) patent registrations and applications, trademark registrations and applications, copyright registrations and applications, and domain names owned by any Group Company that constitute Group Company IP Rights, and (ii) material software products owned or licensed by any Group Company (other than any Off-the-Shelf Software). The Company has filed all documents and paid all fees required by any Governmental Authority to maintain in force and effect all material Group Company IP Rights listed in Schedule 3.12(a) that are owned by the Group Companies.

(b) There is not pending against any Group Company any claim by any third party contesting the use, enforceability or ownership of any material Group Company IP Right owned by such Group Company, or alleging that any Group Company is infringing any Intellectual Property Rights of a third party in any material respect. Except as set forth on Schedule 3.12(b), to the knowledge of the Company, no third party is infringing the rights of the Group Companies in the Group Company IP Rights. The conduct of the business of the Group Companies as currently conducted does not infringe any Intellectual Property Rights of any third party.

(c) Schedule 3.12(c) sets forth a list of all material agreements pertaining to the Group Company IP Rights, other than (i) agreements for the use of Off-the-Shelf Software and (ii) customer agreements entered into by any Group Company in the Ordinary Course of Business that do not involve a transfer or exclusive license of Group Company IP Rights (collectively, the “Group Company IP Agreements”). No Group Company is in default in any material respect under any Group Company IP Agreement.

(d) The Group Companies have maintained commercially reasonable practices to protect the confidentiality of their trade secrets and have required all Employees and other persons with access to the Group Companies’ material Confidential Information to execute contracts (or are otherwise subject to a duty under Law) requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Group Companies and their respective customers.

(e) The Group Companies’ information technology systems are adequate in all material respects for the current requirements of and use in the business, including in terms of functionality, capacity and performance. Such information technology systems have not, since the Lookback Date, experienced a failure, virus, bug, breakdown of, material substandard performance or network breach that has caused material disruption or interruption to its use by the Group Companies or Group Companies’ customers, or resulted in any material unauthorized disclosure of or access to any data owned, collected or controlled by the Group Companies and their respective customers. The Group Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Group Companies’ information technology systems do not contain any malicious code designed to permit: (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. The Group Companies have taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a)(1) lists all Employees by name, position, full-time or part-time status, date of hire, seniority or service credit date if different from initial date of hire, location of employment, exempt or non-exempt status under the Fair Labor Standards Act, exempt or non-exempt status under any applicable state Law relating to the payment of daily or weekly overtime, employment status (whether active or on leave of absence), base compensation (listing Employees paid by the hour at the Employee’s hourly rate and Employees paid by salary at the Employee’s annual salary rate), bonuses or commissions paid to such Employee during the twelve (12)-month period ended December 31, 2023, and accrued but unused vacation, sick or other paid leave. Schedule 3.13(a)(2) lists Independent Contractors currently engaged by any Group Company by name and either sets forth the hourly rate at which each Independent Contractor is engaged or, if the Contract sets forth the hourly rate, identifies the Contract pursuant to which such Independent Contractor is engaged. Except as set forth on Schedule 3.13(a)(3), no Employee is on long-term disability leave or otherwise an inactive Employee. All Employees are employees at-will, and no Former Employee has any right to recall or reemployment. As of the date of this Agreement, no Key Employee has given notice to the Company or any Seller of his or her intention to resign from his or her employment with the Company. To the knowledge of the Company, no Key Employee or group of Employees intends to resign from employment with the Company.

(b) No Employees are represented by any labor organization or union, and no Group Company is a party to any collective bargaining agreement or other labor union contract applicable to any Employees of such Group Company. To the knowledge of the Company, there are not, and have not been since the Lookback Date, any activities or proceedings of any labor union to organize any Employees. Since the Lookback Date, there have not been and there are not any (i) bargaining group or other collaborative strikes, work stoppages, slowdowns, lockouts, or arbitrations, or (ii) bargaining group or other collaborative material grievances or other labor disputes pending or threatened against or involving any Group Company. There are no unfair labor practice charges, grievances, or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any Employee or Former Employee. There is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any Group Company or any Employee or Former Employee. There is no representation claim or petition pending before any applicable Governmental Authority, and to the knowledge of the Company no question concerning representation exists relating to any of the Employees of any Group Company.

(c) Except for the Change in Control Payments, no Group Company has paid nor will any Group Company be required, as a result solely of the consummation of the sale of the Units at the Closing contemplated by this Agreement, to pay any bonus, fee, distribution, remuneration, or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels as set out on Schedule 3.13(a)(1)).

(d) Each Independent Contractor has been properly characterized as an independent contractor.

(e) There are no complaints, charges or claims pending or threatened in writing or, to the knowledge of the Company, verbally against any Group Company that would reasonably be expected to be brought or filed, with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment, termination of employment, failure to employ, or any other employment action taken in relation to any individual. Each Group Company currently is, and has at all times since the Lookback Date been, in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to eligibility to legally be employed, wages, hours, classification of employees and independent contractors, break periods, seating, leave (paid or unpaid), sick leave, accommodation, reinstatement from leave, harassment or other training, use of consumer reports, WARN, collective bargaining, discrimination, harassment, retaliation, pay equity, employment equity, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and/or social security Taxes and any similar Tax and is in compliance and has been in compliance in all material respects with all Contracts for employment or engagement as an independent contractor with Employees, Former Employees, and Independent Contractors. There has been no “mass layoff” or “plant closing” (as defined by WARN), reduction of Employees’ hours by more than fifty percent (50%) (sufficient to trigger WARN), or other layoff or employment action that would cause any notice to be provided or Liability under WARN with respect to any Group Company since the Lookback Date. Since the Lookback Date, there have been no complaints, charges or claims pending or threatened in writing or, to the knowledge of the Company, verbally against any Group Company relating to any alleged or actual sexual harassment committed by any Employee.

(f) Each Group Company has paid all salaries and wages, bonuses and all other amounts due and owed to its Employees and Former Employees as of the last scheduled payroll date.

(g) No Group Company is engaged in any Proceeding or other material dispute with any Independent Contractor. The Company has not received any written or, to the knowledge of the Company, oral complaint or other correspondence from any Independent Contractor providing services which are material to any Group Company, of: (i) the termination, cancellation, substantial reduction of such Independent Contractor’s business relationship, or its intent to materially and adversely change the terms (whether related to payment, price or otherwise) with any Group Company, or (ii) such Independent Contractor’s intention to terminate or materially and adversely alter the extent of such Independent Contractor’s business relationship with any Group Company.

(h) Each Group Company is in material compliance with all immigration Laws, including Form I-9 requirements. Each Employee is (i) a United States citizen; (ii) a United States national; (iii) a lawful permanent resident of the United States; or (iv) an alien authorized to work in the United States for any United States employer. Each Group Company has completed a Form I-9 (Employment Eligibility Verification) for each current Employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete. Where required by applicable Law, each Group Company has complied with any applicable mandatory E-Verify obligations with respect to current Employees.

Section 3.14 Insurance. Schedule 3.14 sets forth an accurate and complete list of all insurance policies currently in effect relating to the assets, business, operations, Employees, officers or directors of the Group Companies. The list includes for each such policy the policy name, policy number, carrier and coverage term. All such policies are for such amounts as are sufficient for all requirements of Law and all Contracts to which any Group Company is a party or bound and which are in such amounts, with such deductibles as are comparable to similarly sized businesses operating in the same industry as the Group Companies, acting prudently. All such policies are in full force and effect, and no written notice of any pending cancellation or termination has been received by any Group Company with respect to any such policy. There are no material claims by any Group Company in excess of $1,000,000 pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Since the Lookback Date, there has been no failure by any Group Company to give any notice or information or any Group Company giving any inaccurate or erroneous notice or information which limits or impairs the rights of any Group Company under any such insurance policies.

Section 3.15 Tax Matters.

(a) Each Group Company has filed timely with the appropriate federal, state, local and foreign taxing authorities (taking into account applicable extensions) all income and other material Tax Returns required to be filed with respect to such Group Company and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by or on behalf of a Group Company have been fully paid. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been timely made by or on behalf of the Group Companies.

(b) The Group Companies have withheld all material Taxes required to have been withheld by it from payments to Employees and other third parties (and have remitted the amounts so deducted or withheld to the applicable Tax authorities as required by Law).

(c) The Group Companies have properly (i) collected and remitted all material sales and similar Taxes with respect to sales made to its customers, and (ii) for all material sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(d) No Group Company is currently the subject of a Tax audit or, to the knowledge of the Company, Tax examination. No Group Company has received a written notice with respect to Taxes of a Group Company that is currently outstanding. All deficiencies asserted or assessments made as a result of any examinations by any Tax authority of the Tax Returns of the Group Companies have been fully paid.

(e) No Group Company has granted (nor is any Group Company subject to) any waiver currently in effect of the period of limitations for the assessment of any material Tax. No Group Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(f) No Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of material Taxes of such Group Company (including a Notice of Proposed Partnership Adjustment) or any other such written notice that has not been satisfied by payment or withdrawn.

(g) No claim has been made in writing by any taxing authority since the Lookback Date in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction. No Group Company has a permanent establishment in a jurisdiction in which it does not file Tax Returns.

(h) There are no tax Liens for a material amount against any of the assets of a Group Company, other than Permitted Liens.

(i) No Group Company has Liability under any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes, other than any agreement or arrangement arising under Commercial or Transactional Tax Agreements.

(j) The Group Companies have remitted to the appropriate Governmental Authorities all material amounts required to be remitted under all Laws relating to escheat and unclaimed property and have complied in all material respects with all applicable filing requirements related thereto.

(k) No Group Company is and has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b). No Group Company is required to pay income Taxes as a result of a pass-through entity tax election that have not been paid.

(l) The Group Companies have no Liability for the Taxes of any Person as a transferee or successor, or by Contract or otherwise (excluding any customary Tax indemnity obligations contained in credit or other commercial or transactional contracts the primary purpose of which does not relate to Taxes).

(m) The Group Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n) The Group Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested prior to the Closing, including under Section 481 of the Code (or any corresponding provision of Law), (ii) use of an improper method of accounting or the cash method of accounting prior to the Closing, (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) that existed prior to the Closing, (iv) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Law) executed prior to the Closing, (v) installment sale or other open transaction disposition made prior to the Closing, or (vi) prepaid amount received or deferred revenue accrued prior to the Closing.

(o) The Company has provided, or otherwise made available, to Buyer (i) copies of all federal and state Tax Returns filed by any Group Company for the following taxable years: 2021, 2022 and 2023 and (ii) all material examinations, reports, and statements of deficiency assessed against or agreed to by the Company in the last six years.

(p) Each Group Company has been classified as either a partnership or a disregarded entity for U.S. federal income tax purposes since its formation.

Section 3.16 No Brokers. Except for Wells Fargo Securities, LLC, whose fees will be included in Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.17 Real Property.

(a) Schedule 3.17(a) sets forth the address and description of each parcel of real property owned (the “Owned Real Property”) by the Group Companies. With respect to each parcel of Owned Real Property:

(i) a Group Company has good and marketable fee title to such Owned Real Property, free and clear of all Liens, except Permitted Liens;

(ii) other than as set forth on Schedule 3.17(a)(ii), no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof (in each case that is currently in effect), and there are no parties in possession of any portion of the Owned Real Property except the Group Companies;

(iii) there are no lease brokerage agreements, leasing commission agreements, or other agreements entered into by a Group Company providing for payments of any amounts for leasing activities or procuring tenants with respect to the Owned Real Property;

(iv) there are no outstanding options, rights of first offer or rights of first refusal granted to any third party to purchase such Owned Real Property or any portion thereof or interest therein;

(v) each such parcel is in good operating condition without material structural defects, normal wear and tear excepted, is in sufficient condition to support the current operations of the business of the Group Companies at each such parcel in all material respects, and no condition exists requiring material repairs, alterations, or corrections;

(vi) to the knowledge of the Company, there are no unpaid charges, costs or expenses for improvements to the Owned Real Property which could give rise to any mechanic’s or materialmen’s or other statutory liens;

(vii) no portion of the Owned Real Property is subject to assessment or collection of additional Taxes for prior years based on a change in land usage or ownership;

(viii) all utilities (including water, sewer, gas, electricity, trash removal, and telephone service) are available to and connected with the Owned Real Property in sufficient quantities to adequately serve the current use of the same;

(ix) no Seller or Group Company has received any written notice of any pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Company’s knowledge, no such threatened proceeding exists;

(x) the Owned Real Property includes legal, valid rights of ingress, egress and access (by way of sufficient title to such easements, rights of way and other rights appurtenant to Owned Real Property that are necessary to permit ingress, egress, and access), and no fact or condition exists which would reasonably be likely to result in the termination of any such ingress, egress, or access; and

(xi) there are no written development agreements or development obligations with any Governmental Authority required in connection with the development of the Owned Real Property that remain incomplete, and there are no offsite or subdivision improvements required by any applicable Governmental Authority for the intended use and occupancy of the Owned Real Property that remain incomplete.

(b) The real property demised by the leases and subleases described on Schedule 3.17(b) (the “Leased Real Property” and the “Leases”, respectively) constitutes all of the real property leased or subleased by the Group Companies. The Leases are in full force and effect in all material respects, and a Group Company holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Buyer complete and accurate copies of each of the Leases described on Schedule 3.17(b), including any renewals, modifications, or amendments thereto. No Group Company has received since the Lookback Date any written notice from any lessor of Leased Real Property alleging the occurrence of a monetary breach or material non-monetary breach of a Lease or a Contract relating to such Leased Real Property, and to the knowledge of the Company no condition exists which with the passage of time or notice or both would be expected to result in a monetary default or a material non-monetary default by lessor or lessee thereunder. There are no capital expenditures ongoing by the Group Companies with respect to any Leased Real Property, including the improvements located thereof, that would be necessary to conduct the business as presently conducted after the Closing and no such expenditures are contemplated or planned by any Group Company. The Leased Real Property is in good operating condition without material structural defects, normal wear and tear excepted, is in sufficient condition to support the current operations of the business of the Group Companies at each such Leased Real Property in all material respects, and no condition exists requiring material repairs, alterations, or corrections to the Leased Real Property.

Section 3.18 Personal Property.

(a) The Group Companies have good and valid title to, or in the case of leased property and assets, have a valid leasehold interest in, all assets owned, purported to be owned, or used in their respective businesses, free and clear of all Liens, except for Permitted Liens, and such assets are sufficient to conduct the respective business of each Group Company from and after the Closing without interruption and in the Ordinary Course of Business. LSAIH does not own any assets used in the Group Companies’ business. Each item of material tangible personal property owned or leased by any Group Company is suitable in all material respects for the purposes for which it is used.

(b) Each item of material tangible personal property owned or leased by any Group Company (i) has been maintained in all material respects in accordance with customary business practices, including with respect to regularly scheduled maintenance at regular service intervals, and (ii) is in good condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the Ordinary Course of Business and obsolescence in the Ordinary Course of Business.

Section 3.19 Significant Customers and Vendors.

(a) Schedule 3.19(a) sets forth a list of the ten largest customers of the Group Companies in terms of dollar value of sales to each such customer on a consolidated basis during the twelve (12)-month periods ended December 31, 2022 and December 31, 2023, and the nine (9)-month period ended September 30, 2024 (each, a “Significant Customer” and collectively, the “Significant Customers”) and set forth opposite the name of each such Significant Customer is the dollar amount of sales attributable to such Significant Customer for such periods. No Group Company is engaged in any Proceeding or material dispute with any Significant Customer. Since the Lookback Date, no Significant Customer has terminated, canceled, or substantially reduced the quantity of Products or services it purchases from any Group Company (other than in connection with the completion of a project on behalf of such Significant Customer or otherwise in the Ordinary Course of Business) or modified the commercial terms of its relationship (whether related to payment, price or otherwise) with any Group Company in a manner materially adverse to such Group Company. (i) To the knowledge of the Company, no Significant Customer intends to terminate, cancel, or substantially reduce the quantity of Products or services it purchases from any Group Company (other than in connection with the completion of a project on behalf of a Significant Customer in the Ordinary Course of Business) or materially modify the commercial terms of its relationship (whether related to payment, price or otherwise) with any Group Company and (ii) no Group Company has received any written or, to the knowledge of the Company, oral complaint or other correspondence from any Significant Customer regarding the foregoing. To the knowledge of the Company, no Significant Customer is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appointed a receiver.

(b) Schedule 3.19(b) sets forth a list of the ten largest vendors of the Group Companies in terms of dollar value of net purchases or payments made by the Group Companies on a consolidated basis during the twelve (12)-month periods ended December 31, 2022 and December 31, 2023, and the nine (9)-month period ended September 30, 2024 (each, a “Significant Vendor” and collectively, the “Significant Vendors”) and set forth opposite the name of each such Significant Vendor is the dollar amount of purchases attributable to such Significant Vendor for such periods. No Group Company is engaged in any Proceeding or material dispute with any Significant Vendor. Since the Lookback Date, no Significant Vendor has terminated, canceled, or substantially reduced the quantity of Products or services it provides to any Group Company (other than as directed by a group Company in the Ordinary Course of Business or for a termination resulting from the expiration of a Contract in accordance with its terms) or modified the commercial terms of its relationship (whether related to payment, price or otherwise) with any Group Company in a manner materially adverse to such Group Company. (i) To the knowledge of the Company, no Significant Vendor intends to terminate, cancel or substantially reduce the quantity of Products or services it provides to any Group Company (other than in the Ordinary Course of Business) or materially modify the commercial terms of its relationship (whether related to payment, price or otherwise) with any Group Company in a manner adverse to such Group Company and (ii) no Group Company has received any written or, to the knowledge of the Company, oral complaint or other correspondence from any Significant Vendor regarding the foregoing. To the knowledge of the Company, no Significant Vendor is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appointed a receiver.

Section 3.20 Terms of Service; Product Liability.

(a) Each Product or service manufactured, sold, delivered, distributed or provided by or on behalf of the Company and its Subsidiaries has been sold, delivered, distributed or provided in conformity in all material respects with all contractual commitments of the Group Companies and all express and implied warranties, and in compliance in all material respects with all Laws. No Group Company currently has, nor has since the Lookback Date had, any material Liability (and, to the knowledge of the Company, there is no basis that would reasonably be expected to result in a Proceeding against any Group Company that could give rise to any material Liability) for replacement or repair of any such Product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Group Companies. Attached to Schedule 3.20 are copies of the standard terms and conditions of sale, lease, or service for the Group Companies (containing applicable guaranty, warranty and indemnity provisions). No Product manufactured, sold, leased or delivered or any service provided by any Group Company is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, lease, or service. No Group Company has, since the Lookback Date, had any Liability (and, to the knowledge of the Company, there is no basis that would reasonably be expected to result in a Proceeding against any Group Company that could give rise to any Liability) arising out of any injury to any individual or property as a result of the ownership, possession or use of any Product manufactured, sold, leased or delivered or any service provided by any Group Company.

(b) There has not been, since the Lookback Date, any written notice, demand, claim, action or suit, or, to the knowledge of the Company, investigation of a civil, criminal or administrative nature, in any such case, by or before any Governmental Authority against any Group Company, involving a product manufactured, produced, distributed or sold by or on behalf of any Group Company (a “Product”), which is pending or, to the knowledge of the Company, threatened on behalf of the ultimate purchaser of any Product, resulting from (i) an alleged defect in design, manufacture, materials or workmanship of any Product (excluding Product returns on a case-by-case basis in the Ordinary Course of Business), or (ii) any alleged failure to warn.

(c) There has not been, since the Lookback Date, any recall or post-sale warning applicable in general to Products (and not to Product returns on a case-by-case basis) conducted by or on behalf of any Group Company.

Section 3.21 Capital Expenditures. The Company has made available to Buyer the Group Companies’ budget for capital expenditures for its current fiscal year. The Group Companies have not forgone or otherwise materially altered any planned material capital expenditure as a result of the Sellers’ or Group Companies’ decisions to enter into the transactions contemplated hereby or otherwise sell or dispose of the business of the Group Companies.

Section 3.22 Inventories. The inventories of the Group Companies, including raw materials, supplies, work-in-process, finished goods, and other materials (collectively, the “Inventory”), (a) are in good, merchantable, and useable condition, (b) are reflected in the Interim Balance Sheet and will be reflected in the calculation of Initial Cash Purchase Price at the lower of cost or market in accordance with GAAP, and (c) are, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business and are, in the case of all other Inventory, of a quality and quantity useable in the Ordinary Course of Business. The Group Companies maintain inventory obsolescence policies which are reasonable for the nature of the Products sold and the marketing methods used by the Group Companies, the reserve for inventory obsolescence contained in the Interim Balance Sheet fairly reflects the amount of obsolete Inventory as of Balance Sheet Date.

Section 3.23 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Group Companies have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Group Companies reflected on the Interim Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, discounts or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the date of the Interim Balance Sheet are good and collectible at the aggregate recorded amounts thereof within 90 days after the day on which it first becomes due and payable, net of any applicable reserve for returns, discounts or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company or any of its Subsidiaries (i) are subject to any set offs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Group Companies reflected in the Interim Balance Sheet or arising after the Balance Sheet Date are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

Section 3.24 Banks; Powers of Attorney Schedule 3.24 contains a complete and correct list of the names and locations of all banks in which the any Group Company has accounts or safe deposit boxes, title and account number for each such account, and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.24, no person holds a power of attorney to act on behalf of any Group Company.

Section 3.25 Transactions with Affiliates. Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business or as disclosed in the Schedule 3.25, no officer, director, manager or Affiliate of any Group Company (a) is a party to any Contract or transaction that is still in effect with any Group Company, (b) has any ownership interest in any property owned by any Group Company, (c) owes any amount to any Group Company nor does any Group Company owe any amount to, or has any Group Company committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (d) has any pending or, to the knowledge of the Company, other claim or cause of action against any Group Company or (e) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any Group Company.

Section 3.26 Government Contracts.

(a) With respect to each Government Contract and Government Bid, each Group Company has complied in all material respects with all material terms and conditions thereof, including those included in incorporated clauses, provisions, certifications, representations, disclosures, and statutory and regulatory requirements.

(b) No Group Company is undergoing and has not undergone, since the Lookback Date, other than routine audits or reviews, any Proceeding in connection with a Government Contract or a Government Bid. There are no facts or circumstances that would reasonably be expected to result in any such Proceeding against or by any Group Company.

(c) Neither a Governmental Authority nor any prime contractor or higher-tier subcontractor has provided written or oral notice to any Seller or the Group Companies that any Group Company has breached any Government Contract or violated any applicable Law since the Lookback Date, and to the knowledge of the Company, no facts or circumstances exist for any Governmental Authority, prime contractor, or higher-tier subcontractor to issue any such notice with respect to any material breach or violation by a Group Company with respect to any Government Contract.

(d) With respect to each Government Contract, there are no: (i) outstanding requests for equitable adjustment or claims; (ii) facts or circumstances upon which such a request for equitable adjustment or claim or dispute in excess of $50,000 is expected to be based in the future; or (iii) assignments, financing arrangements, or other encumbrances, with respect to the specific assets of the Group Companies necessary for performance of each such Group Company’s Government Contracts.

(e) Since the Lookback Date, no Group Company has conducted or initiated any material internal investigation, or made any voluntary or mandatory disclosure to any Governmental Authority, prime contractor, higher-tier subcontractor, or any other Person with respect to any material irregularity, misstatement, omission, false statement, false claim, statutory or regulatory violation, or other misconduct arising under or relating to a Government Contract or Government Bid, nor, to the knowledge of the Company, are there any facts or circumstances that would require such disclosure.

(f) No past performance evaluation received in writing by any Group Company since the Lookback Date with respect to any Government Contract has set forth an adverse past performance rating, default, or other failure that would reasonably be expected to materially and adversely affect the evaluation of offers submitted by the Group Companies for future Government Contracts.

(g) All invoices and claims for payment, reimbursement, or adjustment submitted by the Group Companies in connection with a Government Contract since the Lookback Date were current, accurate, and complete in all material respects as of their respective submission dates and each Group Company complied with any obligation to update such submissions. Since the Lookback Date, none of the accounting or business systems or practices and procedures of the Group Companies have been found to be non-compliant or inadequate by any Governmental Authority. Since the Lookback Date, no Group Company has undergone, or is undergoing, any audit or investigation (other than a routine audit, investigation, or review) by any Governmental Authority or any other Person relating to any Government Contract or Government Bid, and to the knowledge of the Group Companies there is no reasonable basis for any such audit or investigation.

(h) All certifications, representations or disclosures made or submitted by or on behalf of each Group Company since the Lookback Date in connection with any Government Contract and Government Bid were true and accurate in all material respects as of the date of submission.

(i) Neither the Group Companies nor any of their respective Employees or Former Employees have been debarred, suspended, proposed for debarment, deemed non responsible, or otherwise excluded from participation in the award or performance of any Government Contract, nor is there any pending debarment, suspension, or exclusion proceeding that has been initiated against the Group Companies or any of their respective Employees. To the knowledge of the Company, there exist no facts or circumstances that are reasonably likely to result in a suspension or debarment proceeding or ineligibility of any Group Company.

Section 3.27 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, Employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company in this ARTICLE 3 and the Ancillary Documents, the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied. The representations and warranties of the Company contained in this ARTICLE 3 and in the Ancillary Documents are the only representations and warranties made by the Company or by any other Group Company in connection with the transactions contemplated by this Agreement and by the Ancillary Documents and supersede any and all previous written and oral statements, if any, made by the Company, any other Group Company or any of their Representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally, and not jointly, represent and warrant to Buyer, as of the date hereof and, except to the extent a statement is expressly made as of a specific date, (if the Closing occurs) as of the Closing Date, that the statements in this ARTICLE 4 are true and correct, subject to Section 10.8, and except as set forth in the Disclosure Schedule.

Section 4.1 Organization. Each Seller which is not an individual person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 4.2 Units. Each Seller is the record and beneficial owner of such Seller’s Units, as set forth on Schedule 3.2(a), free and clear of any Liens other than Liens arising under applicable securities Laws, and will transfer and deliver to Buyer at the Closing good and valid title to such Units free and clear of any Liens other than Liens arising under applicable securities Laws. Other than the Units, no Seller owns any other equity interests in the Company and has no right or obligation to purchase or acquire any other equity interests of the Company. There is no voting trust or other agreement or understanding to which a Seller is a party or is bound with respect to the voting, registration or (except for this Agreement) transfer of the Units.

Section 4.3 Authority. Each Seller has all necessary power, capacity and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to which such Seller is a party in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Documents, and the consummation of the transactions contemplated hereby and thereby by each Seller which is not an individual person, have been duly and validly authorized and approved by such Seller by all requisite corporate, limited liability company or other requisite action, and no other such proceedings on behalf of any Seller which is not an individual person is necessary to authorize the execution, delivery or performance of this Agreement or the Seller Documents. This Agreement has been, and the Seller Documents, when entered into by a Seller, will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and the Seller Documents, when entered into by such Seller, will constitute, the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, the execution and delivery by each Seller of this Agreement do not, and of the Seller Documents on the Closing Date will not, and the performance by each Seller of this Agreement and of the Seller Documents will not, in each case require any filing with or approval from any Governmental Authority, other than compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law.

(b) The execution and delivery by each Seller of this Agreement does not, and of the Seller Documents on the Closing Date will not, the performance by each Seller of this Agreement and such Seller Documents will not, and the compliance by each Seller with any of the provisions hereof or thereof do not and will not, (i) conflict with or result in a breach of any provisions of any Governing Document of such Seller (to the extent such Seller is not an individual person), (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of any Lien upon, any property or assets of such Seller or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material and adverse effect on such Seller, or (iii) violate any Order or Law applicable to such Seller or any of its properties or assets.

Section 4.5 No Brokers. Except for Wells Fargo Securities, LLC, whose fees will be included in Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 4.6 Absence of Litigation. There is no Proceeding pending or, to the knowledge of a Seller, threatened against such Seller or any of its properties or assets which in any manner challenges or seeks to prevent, enjoin, materially alter, or materially delay the consummation of the transactions contemplated by this Agreement or otherwise related to this Agreement, the other Ancillary Documents or the transactions contemplated hereby or thereby. Such Seller is not subject to any outstanding Order that affects or could reasonably be expected to affect such Seller’s ownership of Units or such Seller’s right or ability to perform its obligations under this Agreement.

Section 4.7 Securities Matters; Investigation; Non-Reliance.

(a) Each Seller acknowledges that the information supplied by such Seller in the warranties, acknowledgements and agreements contained herein and in the Seller Questionnaire will be relied upon by Buyer in concluding that the Closing CPI Shares have been issued pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

(b) Each Seller:

(i) is an “accredited investor” as defined in Rule 501(a) of Regulation D;

(ii) has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of “general solicitation” or “general advertising” (as those terms are defined in Regulation D) in connection and concurrently with this Agreement and the transactions contemplated hereby and is not receiving the Closing CPI Shares as a result of any such general solicitation or general advertising; and

(iii) is acquiring the Closing CPI Shares for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, such Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(c) Each Seller is sufficiently aware of Buyer’s business affairs and financial condition to evaluate the risks and merits of receiving the Closing CPI Shares and reach an informed and knowledgeable decision to receive the Closing CPI Shares. Each Seller is able to financially bear the risks of receiving the Closing CPI Shares. Each Seller acknowledges that information regarding Buyer is publicly available via the SEC’s website (www.sec.gov). Each Seller has made its own investment decision to receive the Closing CPI Shares based on its own knowledge and experience in finance and business and information which is publicly available, including Buyer SEC Reports, as well as the written warranties of Buyer pursuant to ARTICLE 5.

(d) Each Seller acknowledges and understands that the Closing CPI Shares issuable pursuant to this Agreement have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and such shares cannot be sold, transferred or otherwise disposed of unless the resale of such shares is subsequently registered under the Securities Act or an exemption from registration is then available. Each Seller acknowledges and understands that, to ensure compliance with the restrictions imposed by applicable securities laws and this Agreement, Buyer may issue appropriate “stop-transfer” instructions to its transfer agent.

(e) Each Seller acknowledges and understands that each book-entry notation representing any Closing CPI Shares issued hereunder shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Section 4.8 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, Employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Sellers in this ARTICLE 4 and the Ancillary Documents, the Sellers expressly disclaim any representations or warranties of any kind or nature, whether written or oral, express or implied. The representations and warranties of the Sellers contained in this ARTICLE 4 and in the Ancillary Documents are the only representations and warranties made by the Sellers in connection with the transactions contemplated by this Agreement and by the Ancillary Documents and supersede any and all previous written and oral statements, if any, made by a Seller or any of their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements in this ARTICLE 5 are correct and complete as of the date hereof and, if the Closing occurs, as of the Closing Date (except to the extent such statement is expressly made as of a specific date, which statement shall be correct and complete as of such specific date), subject to Section 10.8, except as set forth in the Disclosure Schedule or the Buyer SEC Reports filed with or furnished to the SEC since October 1, 2022 and publicly available prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other predictive, cautionary or forward-looking statement of risk); provided, that nothing disclosed in the Buyer SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.8, Section 5.10, and Section 5.11.

Section 5.1 Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by Buyer by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Buyer, will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations.

(a) Assuming the truth and accuracy of the representations and warranties of the Company set forth in ARTICLE 3 and of the Sellers set forth in ARTICLE 4, the execution and delivery by Buyer of this Agreement do not, and of the Ancillary Documents (to which Buyer is a party) on the Closing Date will not, and the performance by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) by Buyer will not, in each case require any filing with or approval from any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, (ii) such filings as may be required under applicable requirements of the Exchange Act, and under state securities or “blue sky” laws, (iii) such filings, notices, approvals or consents required under the rules and regulations of the SEC or any other applicable regulatory or self-regulatory organization, (iv) such filings, notices, approvals or consents required under the rules of the national securities exchange on which the Class A Common Stock is listed or (v) where the failure to make such filing or obtain such approval would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution and delivery by Buyer of this Agreement do not, and of the Ancillary Documents (to which Buyer is a party) on the Closing Date will not, and the performance by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) will not, in each case, (i) violate the Governing Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 5.3(a), violate or conflict with any Law applicable to Buyer or any of its Subsidiaries or by which any of their respective properties are bound or affected.

Section 5.4 Debt Commitment Letter. Buyer has delivered to the Company a true, correct and complete copy of an executed debt commitment letter to Buyer from the Debt Financing Sources (including all exhibits, schedules, annexes and amendments thereto, together with the accompanying fee letter (which shall be redacted with respect to fees), the “Debt Commitment Letter”) pursuant to which the lenders named therein have committed, on the terms and subject to the conditions set forth therein, to lend Buyer the amounts set forth therein (the “Debt Financing”) for the purpose of, among other things, partially funding the transactions contemplated by this Agreement.

(a) Sufficient Funds. The amount of funding to be provided in the Debt Financing is sufficient, when combined with the aggregate amount of available cash or other sources of liquidity, to (i) make the payments contemplated by Section 2.1(a) at the Closing, (ii) pay in cash any and all fees and expenses required to be paid by Buyer and its Affiliates in connection with the transactions contemplated by this Agreement at the Closing, and (iii) when taken together with the Closing CPI Shares, consummate the transactions contemplated by this Agreement and perform Buyer’s obligations hereunder at the Closing (the “Required Uses”). Notwithstanding anything set forth herein express or implied to the contrary, Buyer hereby acknowledges and agrees that its obligation consummate the transactions contemplated by this Agreement is not contingent on or otherwise subject to or conditioned on Buyer or any of its Affiliates obtaining any financing, the availability, grant, provision or extension of any financing to Buyer or any of its Affiliates or the consummation of any financing arrangement by Buyer or any of its Affiliates.

(b) Validity. The Debt Commitment Letter (i) is in full force and effect and is a legal, valid and binding obligation (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity) of Buyer and, to the knowledge of Buyer, each of the other parties thereto, as the case may be, and (ii) has not been withdrawn, terminated, repudiated, rescinded, amended or modified, and to Buyer’s knowledge, no such withdrawal, termination, repudiation, rescission, amendment or modification is contemplated by Buyer or, to Buyer’s knowledge, by any other party thereto. The Debt Commitment Letter constitutes the entire agreement between the applicable parties thereto with respect to the Debt Financing. Except as otherwise agreed between Buyer and the Debt Financing Parties and disclosed to Sellers in writing, there are no side letters or other Contracts, agreements, arrangements or understandings (whether written or oral) or commitments to enter into agreements, arrangements or understandings (whether oral or written) related to the Debt Financing other than as expressly contained in the Debt Commitment Letter as delivered to the Company on or prior to the date of this Agreement.

(c) Conditions Precedent; Contingencies. Except as expressly set forth in the Debt Commitment Letter there are: (i) no conditions precedent to the obligations of any party to the Debt Commitment Letter to fund the full amount (or any portion) of the Debt Financing, and (ii) no contingencies that would permit any party to the Debt Commitment Letter not to fund the full amount (or any portion) of the Debt Financing, change the total amount of the Debt Financing or otherwise modify the terms and conditions of the Debt Financing.

(d) Expectation of Funding. Buyer: (i) is not aware of any circumstances that would cause Buyer to be unable to satisfy on a timely basis each term and condition relating to the Closing and the Debt Financing; and (ii) knows of no fact, occurrence, circumstance or condition that would reasonably be expected to (A) cause any termination, withdrawal, modification, repudiation or rescission of the Debt Commitment Letter (except the lapse of time or as otherwise expressly set forth in the Debt Commitment Letter), (B) cause any of the terms or conditions relating to the Closing or funding of any portion of the Debt Financing not to be met or complied with, or (C) otherwise cause the full amount (or any material amount) of the Debt Financing to not be available to Buyer on a timely basis.

(e) Payment of Commitment Fees. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid by it (and which are due) on or prior to the date of this Agreement.

Section 5.5 No Brokers. Excluding, for the avoidance of doubt, any fees or commissions payable in connection with the Debt Financing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.6 Absence of Litigation. There are no Proceedings pending against, or, to the knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary, in each case before any arbitrator or Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.7 Purchase for Investment; Investigation. Buyer is purchasing the Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Units as contemplated hereunder. Buyer (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (b) has been furnished with or given full access to such Key Employees, documents, facilities and other information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Sellers or the Company herein or to otherwise evaluate the merits of the transactions contemplated hereby. The Company has answered, and the Company has caused the other Group Companies to answer, to Buyer’s satisfaction all inquiries that Buyer and its Representatives have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby.

Section 5.8 Capitalization of Buyer. The authorized capital stock of Buyer consists of (a) 400,000,000 shares of Class A Common Stock, of which 44,062,830 shares were issued and 43,819,102 were outstanding as of the close of business on September 30, 2024; (b) 100,000,000 shares of Class B Common Stock, of which 11,784,650 shares were issued and 8,861,698 were outstanding as of the close of business on September 30, 2024; and (c) 10,000,000 shares of Preferred Stock, none of which were issued and outstanding as of the close of business on September 30, 2024. All of the issued and outstanding equity interests of Buyer have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right or preemptive right. The Closing CPI Shares (as adjusted due to rounding pursuant to Section 2.3(a)(iv)) will be, when issued by Buyer in accordance with the terms of this Agreement, (i) duly authorized, validly issued, fully paid, and non-assessable, (ii) issued in compliance with all applicable securities Laws and (iii) not issued in violation of any purchase or call option, right of first refusal, subscription right or preemptive right.

Section 5.9 No Stockholder Approval. The transactions contemplated hereby, including the issuance of the Closing CPI Shares, do not require any vote of the stockholders of Buyer under applicable Law, the rules and regulations of The Nasdaq Global Select Market or the Governing Documents of Buyer.

Section 5.10 Buyer Subsidiaries.

(a) Buyer has provided to the Company a true and complete list of each Subsidiary of Buyer as of the date hereof (collectively, the “Buyer Subsidiaries”). Other than the Buyer Subsidiaries, Buyer does not have control, either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. All outstanding equity securities of each Buyer Subsidiary are owned, beneficially and of record, by Buyer or another Buyer Subsidiary.

(b) Each Buyer Subsidiary is a Person duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of such Buyer Subsidiary’s organization or incorporation. Each Buyer Subsidiary has the requisite power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each Buyer Subsidiary is duly qualified or licensed to do business, and is in good standing (if applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, adversely impact the business of Buyer as presently conducted in any material respect.

Section 5.11 Nasdaq Listing. The Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on The Nasdaq Global Select Market. No Order of the SEC or The Nasdaq Global Select Market preventing or suspending trading in the Class A Common Stock has been issued and is continuing, and no proceedings for such purpose are, to the knowledge of Buyer, pending, contemplated, or threatened.

Section 5.12 Financial Statements. The consolidated financial statements of Buyer, including all schedules and notes relating to such statements, contained in or incorporated by reference into the Buyer SEC Reports (collectively, “Buyer Financial Statements”), fairly presented in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance in all material respects with GAAP, consistently applied (except as may be indicated in the notes thereto), subject, in the case of unaudited interim financial statements, to normal and year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Buyer Financial Statements). No financial statements of any entity or enterprise other than the Buyer Subsidiaries are required by GAAP to be included in the consolidated financial statements of Buyer. The Buyer Financial Statements have been prepared from, and are in accordance with, the books and records of Buyer and the Buyer Subsidiaries.

Section 5.13 Absence of Certain Changes. Since September 30, 2023, (a) Buyer and the Buyer Subsidiaries have conducted their respective business in the ordinary course of business consistent with past practice (other than in connection with this Agreement and the transactions contemplated hereby) and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.14 Securities Laws Matters.

(a) Since October 1, 2022, Buyer has filed with or furnished to, as applicable, the SEC all forms, documents and reports and amendments thereto required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act (collectively, the “Buyer SEC Reports”). Each of the Buyer SEC Reports, in each case as of its filing or furnishing date, or, if amended or superseded, as of the date of the last amendment or superseding filing, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and published rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and none of the Buyer SEC Reports, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Buyer Subsidiaries are required to file periodic reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Reports.

(b) Buyer has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Buyer has established and maintains “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Neither Buyer nor, to the knowledge of Buyer, Buyer’s independent registered public accounting firm has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Buyer or any Buyer Subsidiary that has not been subsequently remediated or (b) any fraud that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the knowledge of Buyer, since October 1, 2022, there has been no written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any Buyer Subsidiary or their respective internal accounting controls (including any written complaint, allegation, assertion or claim that Buyer or any Buyer Subsidiary has engaged in questionable accounting or auditing practices), which, if true, would constitute a significant deficiency or a material weakness. Since October 1, 2022, subject to any applicable grace periods, Buyer has been and is in compliance with (a) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and (b) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Select Market, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.15 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Sellers, the Company or any of their respective officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by Buyer in this ARTICLE 5 and the Ancillary Documents, Buyer expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied. The representations and warranties of Buyer contained in this ARTICLE 5 and in the Ancillary Documents to which Buyer is a party are the only representations and warranties made by Buyer in connection with the transactions contemplated by this Agreement and by the Ancillary Documents to which Buyer is a party and supersede any and all previous written and oral statements, if any, made by Buyer or any of its Representatives.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Group Companies. Except as expressly contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall, except as set forth on Schedule 6.1 or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) use commercially reasonable efforts to cause each Group Company to (i) conduct its business in material compliance with Law (including Environmental Laws) and in the Ordinary Course of Business and (ii) preserve its business organization and preserve in all material respects the present commercial relationships with those suppliers, customers and lenders with whom it does business and (b) not permit any Group Company to take any action (or fail to take any action) that would require disclosure on Schedule 3.7 to make Section 3.7 true and correct if such action (or failure to take action) occurred between December 31, 2023 and the date hereof. Without limiting the foregoing, (x) nothing contained in this Agreement shall or is intended to give Buyer, directly or indirectly, the right to control or direct any Group Company’s operations prior to the Closing, and (y) the Sellers and the Group Companies may use any and all available Cash and Cash Equivalents to repay any Indebtedness prior to the Closing.

Section 6.2 Transfer Taxes. Buyer, on the on hand, and Sellers, on the other hand, shall each be responsible for one-half (50%) of all sales, use, stamp, documentary, filing, recording, transfer fees, and other similar Taxes and governmental charges that are imposed on any of the Parties by any Governmental Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).

Section 6.3 Access to Information; Contact with Employees, Vendors and Others.

(a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers’ Representative shall, and shall cause the Group Companies and their respective Representatives to, provide Buyer and its authorized Representatives with reasonable access during normal business hours to the respective properties, books, Contracts and records of any Group Company as Buyer may reasonably request (collectively, an “Inspection”); provided, however, that (i) Buyer shall provide the Sellers’ Representative and the applicable Group Company with reasonable prior written notice of any Inspection; (ii) at the Sellers’ Representative’s option, any one or more of its and/or the applicable Group Company’s Representatives shall be present at all Inspections; (iii) Buyer shall not, and shall not authorize or permit any of its Affiliates or any of its or their respective Representatives to, contact or communicate in any manner with Representatives of the Sellers or any Group Company other than the Representatives set forth on Schedule 6.3 without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of (A) the Company or the Sellers’ Representative, with respect to Representatives of any Group Company, or (B) the applicable Seller; (iv) Buyer and its Representatives shall not interfere, in any material respect, with the normal business operations of any Group Company; (v) neither any Seller nor any Group Company shall be required to bear any costs payable to third parties in connection with the rights granted to Buyer in this Section 6.3; and (vi) Buyer shall not conduct any invasive or subsurface sampling of soil or groundwater at the Owned Real Property or Leased Real Property without the Company’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

(b) All of the information provided or made available pursuant to any Inspection will be governed by the terms of the Confidentiality Agreement.

(c) Notwithstanding the foregoing, no Seller shall be required to provide, or cause to be provided, (i) any information which (A) it is prohibited from providing to Buyer and its Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party to which a Seller or any Group Company is subject, or (B) constitutes information protected by the attorney/client and/or attorney work product privilege, or (ii) any confidentiality agreement with a former potential purchaser in connection with a proposed Acquisition Transaction or any other documentation to the extent related to any sale process with respect to such Acquisition Transaction. The Parties shall, to the extent legally permissible, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4 Consents; Efforts to Consummate; Governmental Filings.

(a) From the date hereof until the Closing, Buyer, the Sellers and the Company shall use (and the Company shall cause the Company Subsidiaries to use) their commercially reasonable efforts, and the Sellers shall cooperate with Buyer and the Company, to obtain at the earliest practicable date all consents required to consummate the transactions contemplated hereby; provided, however, that no Party and no Group Company shall be obligated to pay any consideration to any third party from whom consent is requested. Neither the Sellers nor any Group Company shall have any Liability to Buyer or any of its Affiliates or Representatives arising out of or relating to the failure of the Sellers, the Company or the other Group Companies to obtain any such consent prior to the Closing.

(b) Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or reasonably advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur, including using its commercially reasonable efforts to defend all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and to fulfill the conditions to the transactions contemplated hereby. No Party shall take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE 7 not being satisfied.

(c) Buyer and the Sellers shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consent or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby, including (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) permitting the other Party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (iii) not participating in any meeting with any such Governmental Authority with respect to the transactions contemplated by this Agreement unless it consults with the other Party in advance and to the extent permitted by such Governmental Authority gives the other Party the opportunity to attend and participate thereat, (iv) furnishing the other Party with copies of all material correspondence, filings (excluding certain confidential portions of Buyer’s initial filing under the HSR Act) and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other Party with such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority required by this Agreement or otherwise with respect to the transactions contemplated by this Agreement. Subject in all respects to the provisions of this Section 6.4: provided, that this Section 6.4(c) shall not apply to any communications, filings or correspondence by Buyer with the SEC or any national securities exchange upon which Buyer’s securities are listed. In order to prevent duplication of efforts and to facilitate consistent and effective communications with any Governmental Authority, Buyer shall be entitled to direct the defense of, and any responses and communications regarding, this Agreement and the transactions contemplated hereby with any Governmental Authority.

(d) Buyer, on the one hand, and the Sellers, on the other hand, may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the recipient or to Employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or the Sellers, as the case may be) or the source’s legal counsel.

(e) Notwithstanding the foregoing, nothing in this Section 6.4 shall require Buyer or any of its Affiliates to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the sole judgment of Buyer, could be expected to limit the right of Buyer to own or operate all or any position of the businesses or assets of Buyer or its Affiliates on, from and after the Closing.

Section 6.5 Publicity; Confidentiality.

(a) Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, Buyer shall, and shall cause its controlled Affiliates, and shall direct its uncontrolled Affiliates, and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning any Seller or its respective Affiliates (other than the Group Companies) furnished to Buyer or its Affiliates or its or their respective Representatives in connection with the transactions contemplated by this Agreement, in each case consistent with the terms and conditions of the Confidentiality Agreement.

(b) Announcements. Any public announcements, reports, statements or press releases by any Party or any of its Affiliates or Representatives regarding the Agreement must be approved in advance (as to form, content, timing and manner of distribution) by each of Buyer, the Company and the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed, unless required by applicable Law (in the reasonable opinion of counsel) in which case each other Party shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication. Notwithstanding the foregoing, Buyer and its Affiliates (including the Group Companies after the Closing) shall be permitted, without prior written approval of, or notice to, the Sellers’ Representative, to make filings and disclosures as is necessary or appropriate to comply with applicable securities Laws (including the rules or requirements of any stock exchange on which securities of Buyer or its Affiliates are listed); provided, however, that, prior to the Closing, Buyer shall keep the Sellers’ Representative reasonably apprised of any such filings and disclosures made or to be made to comply with applicable securities Laws.

(c) Permitted Disclosures. No provision of this Section 6.5 will be construed to prohibit disclosures by any Party hereto (i) to the extent reasonably necessary to facilitate the transactions contemplated by this Agreement; (ii) to its Representatives who legitimately need to know such information and who are bound by customary obligations of confidentiality in favor of such Party; (iii) to the extent required by Law or legal process (in which case the disclosing party will, to the extent reasonably practicable and legally permissible, provide such other Party with advance notice of such required disclosure, shall use commercially reasonable efforts to resist such disclosure, and shall reasonably cooperate with such other Party to, at such other Party’s sole cost and expense, limit or prevent such disclosure); (iv) to the extent reasonably required in connection with any Proceeding relating to the enforcement of any Party’s rights hereunder; or (v) of information that is publicly available other than as a result of disclosures made in breach hereof.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, Employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or based on any Contract listed on Schedule 6.6(a) in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six (6) years after the Closing Date. The indemnification and liability limitation or exculpation provisions of the Group Companies’

Governing Documents shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law.

(b) Contemporaneously with the Closing, the Company shall purchase, and after the Closing the Company shall maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any directors’ and officers’ liability insurance policies relating to the Group Companies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under such directors’ and officers’ liability insurance policies as of the date hereof (the “D&O Tail Policy”); provided, however, that Buyer may permit the Group Companies to substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. The fees and expenses of the D&O Tail Policy (including brokerage fees and commissions) shall be borne by Buyer.

(c) The Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 (the “D&O Indemnified Parties”) are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(d) If, within a six (6)-year period following Closing, Buyer, any Group Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Buyer or such Group Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or such Group Company, as the case may be, shall, from and after the consummation of such transaction, honor the obligations set forth in this Section 6.6.

Section 6.7 Documents and Information. After the Closing Date, Buyer shall, and shall cause each Group Company to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by a Seller (at such Seller’s expense) during normal business hours of the applicable Group Company, upon reasonable request and upon reasonable notice, for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other bona fide reasonable business purpose; provided, that such access (a) does not unreasonably interfere with the normal operations of the Company or any Group Company, (b) shall be subject to the Company’s reasonable confidentiality precautions, (c) is permissible under applicable Law and (d) does not jeopardize any attorney-client privilege, protection under the work product. Unless otherwise consented to in writing by the Sellers’ Representative, Buyer shall not, and shall cause each Group Company not to, destroy or permit to be destroyed any such books, records or documents after the seventh anniversary of the Closing Date without first advising the Sellers’ Representative in writing and giving the Sellers’ Representative a reasonable opportunity to obtain possession thereof (at the Sellers’ Representative’s sole cost and expense).

Section 6.8 Contact with Customers, Vendors and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall cause its Representatives and Affiliates not to), contact any customer, vendor, distributor or other business relation of any Group Company regarding any Group Company, its business, or the transactions contemplated by this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9 Employee Benefit Matters.

(a) During the period beginning on the Closing Date and ending on the twelve (12)-month anniversary of the Closing Date, Buyer shall provide Employees of each Group Company who continue to be employed by a Group Company (“Continuing Employees”) with total base compensation (base salary or hourly wage rate) that is at least as favorable, and with employee benefits (excluding equity and deferred compensation arrangements) that are at least as favorable in the aggregate (excluding equity and deferred compensation arrangements), as the total base compensation and employee benefits provided to such Employees immediately prior to the Closing Date. Buyer further agrees that, from and after the Closing Date, Buyer shall, and shall cause each Group Company to, grant all of its Employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any Group Company on or after the Closing Date (collectively, the “New Plans”), except as would result in duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Employee under any Employee Benefit Plan as of the Closing Date, and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year of the Closing and on or before the Closing Date by any Employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan for mid-year initial participation.

(b) Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B 9 on and after the Closing Date, subject to the requirements below. Within five (5) Business Days prior to the Closing Date, the Company shall, in a manner compliant with applicable Law, provide Buyer with a list of the names and contact information for each individual who (i) is then currently receiving health care continuation coverage under COBRA or applicable state Law, (ii) is then eligible to receive health care continuation coverage under COBRA or applicable state Law and with respect to whom the “election period” (as defined in Section 4980B(f)(5) of the Code) has not expired, or (iii) will otherwise be an “M&A qualified beneficiary” in connection with the transactions contemplated by this Agreement.

(c) Effective no later than one (1) Business Day prior to the Closing Date (but contingent on the occurrence of the Closing), the Company shall take, or cause to be taken, all actions necessary to terminate each Qualified Plan that is sponsored, maintained, contributed to, or required to be contributed to by any Group Company (collectively, the “Company 401(k) Plan”), in compliance with such plan’s terms and conditions, as well as all applicable Laws, including, without limitation, 100% vesting of all participants under the Company 401(k) Plan (collectively, such actions, the “Company 401(k) Plan Termination”). The Company and the Sellers’ Representative shall reasonably cooperate with Buyer in connection with the Company 401(k) Plan Termination, notify Buyer prior to taking any material actions related to the Company 401(k) Plan Termination, and provide Buyer with a reasonable opportunity to review and provide input with respect to any documents, filings, or agreements entered into, or any material actions undertaken, to terminate the Company 401(k) Plan. Buyer shall, or shall cause one of its Affiliates to, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Buyer 401(k) Plan”) in which Continuing Employees may participate on or as soon as practicable following as of the Closing Date, in accordance with the terms of the Buyer 401(k) Plan. Following completion of all necessary actions by the Sellers’ Representative to correct any compliance errors under ERISA or the Code with respect to the Company 401(k) Plan (if applicable), and as determined by Buyer, in its reasonable discretion, Buyer agrees to cause the Buyer 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances (including loan balances) of such Continuing Employee under the Company 401(k) Plan. Buyer further agrees to cooperate in good faith with the Sellers’ Representative to take all actions as are reasonably requested by the Sellers’ Representative to correct any compliance errors in the Company 401(k) Plan (or a reasonably equivalent action to address the compliance errors that ultimately results in correction of the error), including, without limitation, by causing an authorized representative of Buyer to execute any documents or correction applications that are required to complete the necessary corrective action. For any account balances not otherwise rolled over to the Buyer 401(k) Plan, the Company shall distribute, or cause to be distributed, the account balances of each participant in the Company 401(k) Plan as soon as reasonably practicable following the Closing Date, subject to the terms and conditions of the Company 401(k) Plan applicable Law and, where required, the consent of such plan participants, it being understood that, if applicable, no such rollover or distribution shall occur until any compliance errors that exist in the Company 401(k) Plan, are corrected by the Sellers’ Representative in accordance with Internal Revenue Service and Department of Labor requirements under any applicable correction procedure. Following the Closing, the Sellers’ Representative shall, and the Buyer shall cause the Company to, take such other commercially reasonable actions in furtherance of terminating the Company 401(k) Plan as Buyer may reasonably request.

(d) Nothing contained in this Section 6.9, express or implied, is intended to confer upon any Employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. In no event shall the terms of this Agreement be deemed to alter or limit the ability of the Buyer or any of its Affiliates, as applicable, to amend, modify or terminate any Employee Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Further, this Section 6.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.9, express or implied, is intended to confer upon any other Person (including any Employee, Former Employee or any other individual) any rights or remedies of any nature whatsoever under or by reason of this Section 6.9.

Section 6.10 Further Assurances. Subject to the terms and conditions hereof, each Party hereby agrees, from time-to-time as and when requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents and other papers and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things (in each case, subject to Section 6.4) as such other Party may reasonably deem necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 6.11 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not take, or permit any of their Affiliates or Representatives to take, and the Company shall not take, or permit any other Group Company or any of their respective Affiliates or Representatives to take, any action to directly or indirectly (a) solicit, encourage, initiate, facilitate, continue inquiries regarding, authorize, recommend, propose, support, engage in discussions or negotiations with, or provide any information to or enter into any contract, agreement or understanding (whether or not binding) with, any Person (other than Buyer and/or its Affiliates and Representatives) or accept any offer relating to, or consummate or commit to any of the foregoing, concerning any purchase of any Group Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Group Company, other than sales of inventory in the Ordinary Course of Business and assets sold in accordance with Section 6.1 (each such transaction, an “Acquisition Transaction”) or (b) knowingly furnish any information with respect to, knowingly assist or participate in or knowingly facilitate in any other manner any effort or attempt by any Person (other than the Buyer and/or its Affiliates and Representatives) to do or seek to do any of the foregoing. The Company shall notify Buyer orally and in writing promptly after receipt by any Seller, any Group Company, or any of their respective Affiliates or Representatives of any proposals relating to an Acquisition Transaction from any Person other than Buyer.

Section 6.12 Financing.

(a) Arrangement of Financing. Buyer shall use reasonable best efforts to take, or cause to be taken, such actions that are necessary to consummate the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter and to satisfy the conditions to the Debt Financing as described in the Debt Commitment Letter, including the execution and delivery of all such instruments and documents as may be reasonably required thereunder. Without limiting the generality of the foregoing, from the date hereof until Closing, Buyer shall:

(i) Negotiate Definitive Financing Agreements: as promptly as practicable after the date hereof, use reasonable best efforts to negotiate, execute and deliver definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”); provided, however, that such Definitive Financing Agreements shall not: (A) result in any reduction of the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter) to an amount that, when combined with other sources of liquidity and, solely with respect to the Required Use set forth in Section 5.4(a)(iii), the Closing CPI Shares, is less than an amount sufficient to pay the Required Uses; (B) result in any expansion or imposition of new conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter; or (C) result in any amendment or modification of any such conditions or contingencies in a manner adverse to Buyer (including by making such conditions or contingencies less likely to be satisfied).

(ii) Comply with Covenants: use reasonable best efforts to (A) comply on a timely basis with all covenants and other obligations set forth in the Debt Commitment Letter and (B) satisfy (or obtain a waiver of) all conditions and other contingencies set forth in the Debt Commitment Letter; provided, that nothing in this Section 6.12(a)(ii) affects the Company’s obligations set forth in Section 6.12(e);

(iii) Payment of Fees: pay in a timely manner any commitment or other fees that are or become due and payable under or with respect to the Debt Commitment Letter; and

(iv) Enforcement of Rights: use reasonable best efforts to: (A) enforce its rights under the Debt Commitment Letter; and (B) direct the lender(s) under the Debt Commitment Letter to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter; provided that in no event shall Buyer be required to initiate, prosecute or maintain any claim, action, suit, demand, grievance, arbitration or similar proceeding against any Person.

(b) Arrangement of Alternative Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter for any reason, or any Debt Commitment Letter shall be withdrawn, terminated or otherwise amended or modified in any respect such that it reduces the aggregate amount of the Debt Financing to be funded on the Closing to be below the amount necessary to, when combined with other sources of liquidity and, solely with respect to the Required Use set forth in Section 5.4(a)(iii), the Closing CPI Shares, satisfy the Required Uses, then Buyer shall use reasonable best efforts to arrange and obtain, as promptly as practicable, alternative debt financing (“Alternative Financing”) in an amount that, together with any remaining available portion of the Debt Financing, the aggregate amount of available cash or other sources of liquidity and, solely with respect to the Required Use set forth in Section 5.4(a)(iii), the Closing CPI Shares, is sufficient to satisfy the Required Uses and which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement. If Buyer proceeds with any Alternative Financing, then Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall “reasonable best efforts” of Buyer with respect to the Alternative Financing be deemed or construed to require Buyer to, and Buyer shall not be required to, (i) pay fees to the Debt Financing Source in the aggregate in excess of those contemplated by the original Debt Commitment Letter and any fee letters executed in connection therewith or (ii) agree to terms that are outside of, or less favorable than any terms set forth in, the original Debt Commitment Letter (including the “flex” provisions contained therein) or any agreements or letters executed in connection therewith.

(c) Amendments. Buyer shall not permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, the Debt Commitment Letter (including any amendment, supplement, modification or waiver that has the effect of changing the amount of fees to be paid or original issue discount) without the Company’s prior written consent, except that Buyer may amend, supplement or otherwise modify the Debt Commitment Letter (including by joining one or more additional lenders or agents as parties thereto) if such amendment, supplement or modification: (i) does not result in an aggregate amount of Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated thereby) that is less than the amount sufficient to pay the Required Uses; (ii) does not impose new or expanded conditions or other contingencies to the receipt or funding of the Debt Financing in any material respect beyond those set forth in the Debt Commitment Letter or the Definitive Financing Agreements, and could not otherwise reasonably be expected to delay the Closing or make the funding of the Debt Financing or Alternative Financing less likely to occur; or (iii) does not result in any amendment or modification of any such conditions or contingencies in a manner materially adverse to Buyer (including by making such conditions or contingencies less likely to be satisfied). For the avoidance of doubt, subject in all respects to the foregoing conditions, Buyer may amend, supplement, amend and restate, modify or replace the Debt Commitment Letter as in effect at the date hereof (x) to add or replace lenders, arrangers, bookrunners, agents, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and (y) implement or exercise any of the “market flex” provisions exercised by the lenders in accordance with the Debt Commitment Letter as of the date hereof.

(d) Developments and Changes. Buyer shall keep the Company informed on a reasonably current basis and in reasonable detail of the material activity related to the Debt Financing (or Alternative Financing obtained in accordance with Section 6.12(b)). Buyer shall promptly, but in any event within two (2) Business Days give the Company written notice of (i) any material breach, default, or repudiation by any party to the Debt Commitment Letter (or commitments for any Alternative Financing obtained in accordance with Section 6.12(b)) of which Buyer becomes aware, (ii) any notice received by Buyer with respect to any material breach, default, repudiation, or termination by any party to the Debt Commitment Letter pursuant to which any Debt Financing Source has indicated that it will not perform its obligations thereunder.

(e) Company Obligations in Respect of the Debt Financing. The Company agrees to, and will cause the appropriate Representatives of the Group Companies to, upon the reasonable request of Buyer, use commercially reasonable efforts to provide to Buyer, at Buyer’s sole expense, all cooperation that is customary to assist Buyer in connection with the arrangement, syndication and consummation of the Debt Financing or the Alternative Financing, as applicable.

(i) Specific Financing Assistance Covenants. Without limiting the generality of the foregoing, the Company shall, and shall use commercially reasonable efforts to cause the appropriate Representatives of the Group Companies to:

(A) furnish to Buyer, as promptly as reasonably practicable following a request from Buyer therefor, customary information required for the preparation of materials for customary bank books, information memoranda and other information packages regarding the business, operations and financial condition of the Company (all such documents and materials, including, but not limited to, the Financial Statements, collectively, the “Financing Marketing Documents”); provided, that the Company shall have the right to review and comment (which comments Buyer will reasonably consider) on the portion of the Financing Marketing Documents containing information provided by the Company, prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction;

(B) cause the reasonable assistance by the senior management of the Company in the preparation of schedules to one or more credit agreements, pledge and security documents and perfection certificates;

(C) promptly furnish to Buyer all documentation and other information which any Debt Financing Source has reasonably requested in writing (including electronic correspondence);

(D) to the extent requested at least ten (10) Business Days prior to the Closing Date, furnish Buyer and any Debt Financing Source, no later than five (5) Business Days prior to the Closing Date, with all documentation and other information related to the Company and Company Subsidiaries that such Debt Financing Source has determined is required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations;

(E) facilitate the pledging of collateral (which shall be effective only at or after the Closing) as reasonably requested by Buyer;

(F) provide and execute documents as may be reasonably requested by Buyer to the extent customary for transactions of the type contemplated by this Agreement and that are not effective until as of or after the Closing; and

(G) designate appropriate members of senior management of the Company to participate in a reasonable number of lender meetings, not to exceed three (3), in connection with the Debt Financing, and drafting and due diligence sessions, all at times and locations to be mutually agreed by the parties.

(ii) Conditions to Financing Assistance Covenants.

(A) No Requirement to Take Certain Actions. Notwithstanding anything set forth herein to the contrary, none of the Group Companies nor any of their Representatives shall be required to provide such cooperation or assistance to the extent it would: (1) result in a breach of any Contract or any Liability under applicable Law, or, in the Company’s reasonable judgment, unreasonably interfere with the business or operations of any Group Company prior to the Closing, (2) reasonably be expected to result in the loss of the ability to assert the attorney-client privilege or the attorney work-product privilege of the Company, Sellers, or any of their Affiliates (provided, that Sellers will inform Buyer of the general nature of the document or information being withheld and use their commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege), or (3) require the delivery of any financial projections or pro forma financial statements by the Group Companies or their Representatives (it being understood that the Company shall, and shall use commercially reasonable efforts to cause the appropriate Representatives of the Group Companies to, reasonably assist Buyer in the preparation of any financial projections or pro forma financial statements required by the Debt Commitment Letter).

(B) No Requirement to Pay Expenses: None of the Group Companies nor any of their Representatives shall be required to pay any commitment or other fee or incur any other Liability in connection with the Debt Financing prior to the Closing.

(C) No Requirement to Approve Prior to Closing. None of the Group Companies, nor any of their respective Representatives, shall be required to take any action in any capacity to (1) cause its board of directors (or other equivalent bodies) to enter into any resolution or similar action with respect to the Debt Financing (or any Alternative Financing) prior to the Closing; (2) execute or deliver any financing agreement that would become effective prior to Closing; or (3) consent to the pre-filing of UCC-1 financing statements or any other grant of Lien or other encumbrances prior to the Closing.

(iii) The Sellers and the Company hereby consent, on behalf of the Group Companies, to the use of the Company’s logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputations or goodwill.

Notwithstanding anything in this Agreement to the contrary, no Debt Financing Source shall have any Liability for any obligations or Liabilities of the Parties or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the consummation of the transactions contemplated hereby. In no event shall the Sellers, the Company or any of their respective Affiliates (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or (B) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source for any reason, including in connection with the Debt Financing or the obligations of any such Debt Financing Source thereunder. Nothing in this Section 6.12(e) shall in any way limit or qualify the rights, obligations and Liabilities of the parties to the Debt Commitment Letter thereunder or of the Sellers, the Company and Buyer vis-à-vis each other under this Agreement or any Ancillary Document.

(f) Indemnification; Confidentiality. Buyer shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and accountants fees’) payable to third parties incurred by the Group Companies, their Affiliates and their respective Representatives and their Affiliates and (ii) indemnify and hold harmless the Group Companies, their Affiliates and their respective Representatives and their Affiliates from and against any and all Losses incurred by and of them in connection with the arrangement of any Debt Financing or Alternative Financing as contemplated by this Section 6.12; provided, that Buyer shall under no circumstances be liable for any costs, expenses or Losses under this Section 6.12(f) to the extent arising out of or resulting from the gross negligence, willful misconduct, or deliberate fraud of any Group Company, their Affiliates, or their respective Representatives. All information provided by or on behalf of the Group Companies or any of their Affiliates pursuant to this Section 6.12 shall be kept confidential by Buyer and its Affiliates in accordance with Section 6.3, except that Buyer shall be permitted to disclose such information to the Debt Financing Source, rating agencies and prospective lenders during syndication of the Debt Financing, subject to the Debt Financing Source, ratings agencies and prospective lenders agreeing to keep such information confidential. This Section 6.12(f) shall survive the consummation of the transactions contemplated hereby and the Closing and any termination of this Agreement and is intended to benefit, and may be enforced by, the parties indemnified pursuant to this Section 6.12(f).

Section 6.13 Tax Covenants.

(a) For purposes of this Agreement, any Tax with respect to the income, property or operations of any member of the LSP Working Capital Group that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that ends on the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins on the day after the Closing Date (the “Post-Closing Straddle Period”) in accordance with this Section 6.13(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of ad valorem, property or similar Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Taxes other than ad valorem, property or similar Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. Notwithstanding anything to the contrary in this Section 6.13(a), Taxes that are imposed as a result of Buyer’s breach of covenants set forth in Section 6.13(d) shall be apportioned to the Post-Closing Straddle Period.

(b) The Sellers will be entitled to any Tax refund (or credit in lieu of refund) of any member of the LSP Working Capital Group attributable to or arising in any Pre-Closing Tax Period. Any such Tax refund to be paid to the Sellers pursuant to this Section 6.13(b) shall promptly, and in any event within ten days after receipt or realization thereof, as applicable, be paid by Buyer or the Company to the Sellers in accordance with Section 2.7. For the avoidance of doubt, Tax refund shall include any amounts owed or otherwise payable by a Governmental Authority pursuant to any claim for refund attributable to a Pre-Closing Tax Period or Tax overpayment made in a Pre-Closing Tax Period and applied to a Post-Closing Tax Period.

(c) The Sellers’ Representative shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local and foreign Tax Returns of the LSP Working Capital Group that solely reflect items of income, gain, deduction or loss that are to be reported on the Tax Returns of Sellers (“Seller Flow-Through Returns”) and all such Seller Flow-Through Returns shall be prepared and filed in a manner consistent with past practice. The Sellers’ Representative shall cause the Company to make an election under Section 754 of the Code (and any applicable comparable state tax elections) in connection with the filing of the Seller Flow-Through Returns, unless the Company previously made an election under Section 754 of the Code (or any applicable comparable state tax elections) that is (or are) still valid. The Sellers’ Representative shall deliver all Seller Flow-Through Returns to Buyer for its review and comment and the Sellers’ Representative shall incorporate Buyer’s reasonable comments that are received by the Sellers’ Representative within twenty (20) days of receipt of such Tax Return to the extent that such comments (i) do not increase Sellers’ or their direct or indirect beneficial owners’ Liability for Taxes, or (ii) are required in accordance with applicable Law. The Sellers shall pay any Taxes due in connection with the filing of the Seller Flow-Through Returns. Buyer shall prepare and file all other Tax Returns of the LSP Working Capital Group.

(d) Buyer covenants that it will not, nor will it cause or permit any member of the LSP Working Capital Group or any Affiliate of Buyer to (i) take any action on or after the Closing Date not in the Ordinary Course of Business that could reasonably be expected to increase the Taxes of any Seller or any of its Affiliates or (ii) make or change any Tax election, amend any Tax Return, or enter into any voluntary compliance program, in respect of any Pre-Closing Tax Period, in each case, solely to the extent that such action is reasonably expected to cause a materially adverse impact to Sellers or any of their Affiliates. Any

Liability for Taxes resulting from Buyer’s failure to comply with the provisions of this Section 6.13(d) shall not be taken into account in computing the Closing Net Working Capital Amount or the Closing Debt Payoff Amount.

(e) Buyer and the Sellers’ Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to any member of the LSP Working Capital Group as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer agrees to retain or cause to be retained all books and records pertinent to the LSP Working Capital Group for the greater of (i) seven (7) years following the Closing Date and (ii) until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. Buyer and the Sellers’ Representative shall cooperate with each other in the conduct of any audit or other proceedings involving any member of the LSP Working Capital Group for any Tax purposes, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

(f) Notwithstanding any provision to the contrary in this Agreement, this Section 6.13(f) shall control any inquiry, assessment, proceeding or other similar event relating to Taxes of any member of the LSP Working Capital Group solely for any Pre-Closing Tax Period (a “Tax Matter”). The Sellers’ Representative shall have the right at its own expense to represent the interests of any member of the LSP Working Capital Group before the relevant Governmental Authority with respect to any Tax Matter with respect to a Seller Flow-Through Return and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that (i) Buyer shall have the right to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Sellers’ Representative, and (ii) the Sellers’ Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer shall have the right at its own expense to represent the interests of any member of the LSP Working Capital Group before the relevant Governmental Authority with respect to any other inquiry, assessment, proceeding or other similar event relating to Taxes of any member of the LSP Working Capital Group for any Post-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such matter; provided, however, that (A) the Sellers’ Representative shall have the right to participate in the defense of such matter that involves a Straddle Period and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (B) Buyer shall not enter into any settlement of or otherwise compromise any matter relating to a Straddle Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed. Sellers shall cause any member of the LSP Working Capital Group treated as a partnership to make an election under Section 6226 of the Code (and any comparable state Tax elections) in connection with a Tax audit relating to a Pre-Closing Tax Period.

(g) For Tax purposes, the Parties agree to treat all payments made under this Section 6.13 as adjustments to the purchase price, unless otherwise required by applicable Law.

(h) The Parties agree that the transactions undertaken pursuant to this Agreement shall be treated in accordance with Rev. Ruling 99-6 Situation 2. The transactions contemplated by this Agreement shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a determination by the applicable Governmental Authority. The Parties agree that for federal income tax purposes, the Company’s tax year will end on the Closing Date to the extent permitted by applicable Law.

Section 6.14 Payoff Letters and Invoices. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer: (a) the Debt Payoff Letters and all instruments and documents necessary to release such liens as may be reasonably required by Buyer or the Debt Financing Sources, including appropriate UCC financing statements and amendments (it being understood that such instruments and documents might be filed on the Closing Date) and (b) the Expense Invoices.

Section 6.15 R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to be bound effective at or before the Closing, and, to the extent it is within Buyer’s control, will not amend, modify or waive any term, provision, right or obligation of or under the R&W Binder or the R&W Insurance Policy (before or after the Closing) in any respect that could reasonably be expected to adversely impact the Sellers hereunder or otherwise without the prior written consent of the Sellers.

Section 6.16 Use of Name. The Sellers hereby agree that upon the Closing, the Company shall have the sole right to the use of the names “Asphalt Inc., LLC”, “Lone Star Paving” and any confusingly similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Group Companies, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 3.12(a) (collectively, the “Company Marks”). The Sellers shall not, and shall not permit their Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks.

Section 6.17 HSR Clearance. The Parties acknowledge, agree, and confirm that (a) on September 10, 2024, each of Buyer, as its own ultimate parent entity, and the Company, as its own ultimate parent entity, submitted a filing and paid the applicable filing fee as required under the HSR Act; and (b) the waiting period for such filings expired on October 10, 2024, without any action by any applicable Governmental Authority.

Section 6.18 Third Party Consents; Permits; Restrictive Covenant Agreements. The Sellers shall, and shall cause the Company to, use commercially reasonable efforts to, prior to the Closing, (a) obtain the consents, waivers, and approvals of third parties with respect to the transactions contemplated by this Agreement, in each case to the extent set forth on Schedule 6.18(a), and (b) cause the Persons set forth on Schedule 6.18(b) to enter into Restrictive Covenant Agreements with Buyer, which agreements, if so-entered, will become effective as of and conditional upon the Closing.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Buyer may waive any one or more of the following conditions):

(a) there shall not be in effect any Law or Order enacted, issued, promulgated, enforced or entered by any court or other Governmental Authority of competent jurisdiction (each, a “Restraint”) that prevents, enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby;

(b) the Sellers and the Company shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by the Sellers and the Company, respectively, under this Agreement at or prior to the Closing;

(c) (i) each of the Fundamental Representations of the Company and the Sellers shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date) and (ii) the representations and warranties of (A) the Company contained in ARTICLE 3 and (B) the Sellers contained in ARTICLE 4, in each case of (A) and (B), other than the Fundamental Representations, shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Company Material Adverse Effect”) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect, subject to Section 10.8, to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) between the date of this Agreement and the Closing Date, no Circumstance shall have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect; and

(e) the Sellers and the Company shall have delivered, or caused to be delivered, each of the items referred to in Section 2.3(b).

Section 7.2 Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, the Sellers and the Company may waive any one or more of the following conditions):

(a) (i) there shall not be in effect any Restraint that prevents, enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby and (ii) no Proceeding shall be pending or threatened in writing or otherwise threatened, which would reasonably be expected to (A) prevent consummation of the transactions contemplated hereby or (B) cause the transactions contemplated hereby to be rescinded following the Closing;

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing;

(c) (i) each of the Fundamental Representations of Buyer shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date) and (ii) the representations and warranties of Buyer contained in ARTICLE 5 shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Buyer Material Adverse Effect”) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect, subject to Section 10.8, to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and

(d) Buyer shall have delivered, or caused to be delivered, each of the items referred to in Section 2.3(a).

Section 7.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was primarily caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 6.4.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by written consent of the Company and Buyer;

(b) by written notice to the Company from Buyer if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Sellers or the Company set forth in this Agreement, such that the conditions specified in Section 7.1(b) or Section 7.1(c) would not be satisfied at the Closing (a “Terminating Seller/Company Breach”), except that, if such Terminating Seller/Company Breach is reasonably capable of being cured by the Sellers or the Company on the earlier of (x) the Termination Date and (y) thirty (30) days after receipt by the Sellers and the Company of written notice from Buyer of such breach (the “Seller/Company Cure Period”), provided, that if the Sellers and the Company are given notice of the Terminating Seller/Company Breach less than ten (10) Business Days before the Termination Date, the Seller/Company Cure Period shall expire (and the Termination Date shall be extended to) ten (10) Business Days after receipt of such notice, but in each case only as long as the Sellers or the Company continues to use their or its commercially reasonable efforts to cure such Terminating Seller/Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Seller/Company Breach is not cured within the Seller/Company Cure Period; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if the failure of Buyer to fulfill any of its obligations under this Agreement has been the primary cause of such Terminating Seller/Company Breach;

(ii) the Closing has not occurred on or before 5:00 p.m. Eastern Time on December 31, 2024 (subject to extension as provided in Section 8.1(b)(i) and Section 8.1(c)(i), the “Termination Date”), unless Buyer’s breach of this Agreement is the primary cause of the Closing not occurring on or before such date; or

(iii) the condition set forth in Section 7.1(a) becomes incapable of satisfaction; or

(c) by written notice to Buyer from the Sellers’ Representative and the Company if:

(i) (A) there is a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 7.2(b) or Section 7.2(c) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is reasonably capable of being cured by Buyer on the earlier of (x) the Termination Date and (y) thirty (30) days after receipt by Buyer of written notice from the Company of such breach (the “Buyer Cure Period”), provided that if Buyer is given notice of the Terminating Buyer

Breach less than ten (10) Business Days before the Termination Date, the Buyer Cure Period shall expire (and the Termination Date shall be extended to) ten (10) Business Days after receipt of such notice, but in each case only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach, such termination shall not be effective and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; provided, however, that the Sellers and the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the failure of any Seller or the Company to fulfill any of their respective obligations under this Agreement has been the primary cause of such Terminating Buyer Breach or (B) (1) all of the conditions set forth in Section 7.1 have been and continue to be satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing and which would have been, as of such date, so satisfied or waived at Closing), and (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.2 (provided that the Sellers’ Representative and the Company have irrevocably certified in writing that (I) all of the conditions set forth in Section 7.1 have been and continue to be satisfied and any conditions that by their terms or nature cannot be satisfied other than at the Closing would be so satisfied at the Closing, and (II) Sellers and the Company are prepared and able to consummate the Closing as of such date, including by satisfying those conditions which by their terms are to be satisfied at the Closing);

(ii) the Closing has not occurred on or before the Termination Date, unless a Seller’s or the Company’s breach of this Agreement is the primary cause for the Closing not occurring on or before such date; or

(iii) the condition set forth in Section 7.2(a) becomes incapable of satisfaction.

Section 8.2 Procedure upon Termination. In order to validly terminate this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties in accordance with Section 8.1 and Section 10.4, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Buyer, the Sellers or the Company.

Section 8.3 Effect of Termination.

(a) Except as otherwise set forth in this Section 8.3, in the event of a valid termination of this Agreement, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any Party or its Affiliates, officers, directors, managers or stockholders; provided, that notwithstanding anything set forth herein to the contrary, no Party shall be relieved of any Liability in the case of Actual Fraud, or, subject to Section 8.3(b) and Section 8.3(c), willful breach of this Agreement, at or prior to the time of such termination. If (and only if) the Sellers’ Representative and the Company terminate this Agreement pursuant to Section 8.1(c)(i) at a time that Buyer would not have been permitted to terminate this Agreement pursuant to Section 8.1(b), or in connection with Actual Fraud on the part of any Group Company or the Sellers, then Buyer shall pay to the Company a fee of $9,000,000 by wire transfer of same-day funds no later than five (5) Business Days after such termination (the “Termination Fee”); provided, however, that if Buyer closes the transactions contemplated by this Agreement on the terms and conditions set forth herein within such five (5) Business Day period following the termination of this Agreement pursuant to Section 8.1(c)(i), then Buyer shall not be required to pay the Termination Fee. In no event shall Buyer be required to pay the Termination Fee on more than one (1) occasion. Buyer acknowledges and agrees on behalf of itself and each of its Affiliates that the Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company and the Sellers in circumstances in which the Termination Fee is payable. Notwithstanding the foregoing, the provisions of ARTICLE 1, Section 6.3(b), Section 6.5, Section 6.12(f), this ARTICLE 8, ARTICLE 10 and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 and remain valid and binding obligations of the Parties.

(b) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of Actual Fraud and subject to Section 8.3(c), each of the Parties expressly acknowledges and agrees that if the Sellers and the Company are entitled to terminate this Agreement pursuant to Section 8.1(c)(i), then (i) the Sellers’ and the Company’s right to receive payment of the Termination Fee (and terminate this Agreement pursuant to Section 8.1(c)(i)) constitutes the sole and exclusive remedy, whether at law or in equity, whether in contract, extra-contractual liability, tort, statute or otherwise, of the Sellers, the Company, or any of their respective Affiliates and their (and their respective Affiliates’) respective current, former or future Representatives (collectively, the “Seller Related Parties”), resulting from, arising out of or in connection with this Agreement, the Debt Financing, or any other agreement entered into in connection herewith or any failure to comply with or perform any covenant or other obligation or any breach of any representation or warranty contained herein or therein, against Buyer and its Affiliates and their (and their Affiliates’) respective current, former or future Representatives and the Debt Financing Parties and (ii) other than payment of the Termination Fee, none of the Seller Related Parties shall seek to recover any other monetary damages or any other recovery or relief of any kind, including as a result of the failure of the transactions contemplated hereby to be completed, any breach of any representation or warranty or the failure to perform and comply with any covenant or other obligation set forth in this Agreement or the Debt Commitment Letter.

(c) Except in the case of Actual Fraud, the Sellers and the Company acknowledge and agree that the maximum aggregate Liability of Buyer under this Agreement in the event Buyer fails to consummate the transactions contemplated by this Agreement or otherwise fails to perform or comply with any covenant or other obligation contained herein or breaches any representation or warranty in this Agreement shall not exceed the Termination Fee.

ARTICLE 9

SURVIVAL; EXCLUSIVE REMEDY

Section 9.1 Survival of Representations, Warranties and Covenants of the Company, Sellers and Buyer. Except for the Special Representations, the Fundamental Representations set forth in ARTICLE 5, and the representations and warranties in the certificate referenced in Section 2.3(a)(v) (solely to the extent related to the Fundamental Representations set forth in ARTICLE 5), none of the representations and warranties contained in this Agreement or in the certificates referenced in Section 2.3(a)(v), Section 2.3(b)(i) (except to the extent solely related to the Special Representations), Section 2.3(b)(xi) or Section 2.3(b)(xii) shall survive the Closing, each such representation and warranty shall terminate on and as of the Closing, and, except in the case of Actual Fraud, no claims may be brought with respect to such representations or warranties from or after the Closing. The Special Representations and the representations and warranties related to the Special Representations contained in the certificate referenced in Section 2.3(b)(i) shall survive Closing until the date that is eighteen (18) months after the Closing Date (the “Special Representations Period”), at which point the Special Representations and the representations and warranties related to the Special Representations contained in the certificate referenced in Section 2.3(b)(i) shall terminate, the Fundamental Representations set forth in ARTICLE 5, and the representations and warranties in the certificate referenced in Section 2.3(a)(v) (solely to the extent related to the Fundamental Representations set forth in ARTICLE 5) shall terminate on the date that is five (5) years after the Closing Date and, in each case, except in the case of Actual Fraud, no claims may be brought with respect to such representations or warranties thereafter. None of the covenants and agreements contained in this Agreement required to be performed prior to the Closing shall survive the Closing, each such covenant shall terminate on and as of the Closing, and, except in the case of Actual Fraud, no claims may be brought with respect to such covenants and agreements from or after the Closing. The covenants and agreements contained in this

Agreement which, by their terms, are to be performed on or after the Closing (the “Post-Closing Covenants”) will survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall (i) limit a Person’s right to bring a claim or recover Losses for Actual Fraud or (ii) limit amounts recoverable by Buyer under the R&W Insurance Policy.

Section 9.2 Buyer’s Right to Setoff Against Holdback.

(a) During the Special Representations Period, in the event Buyer or its Affiliates (including the Group Companies) suffers, sustains, or incurs any Losses arising out of or resulting from any breach of any Special Representation made by the Company pursuant to this Agreement (or in the certificate delivered pursuant to Section 2.3(b)(i), to the extent related to a breach under such certificate in respect of the Special Representations), Buyer shall be entitled, and is hereby authorized, to set-off such Losses, to the extent actually paid, against the Holdback Amount up to an amount in the aggregate not to exceed $3,770,000 during the period ending on the twelve (12)-month anniversary of the Closing, which amount shall be reduced to $2,339,000 during the remainder of the Special Representations Period, as its sole and exclusive remedy against Sellers for such breach; provided, however, that prior to the exercise of any such right of set-off, Buyer shall, regardless of whether the Special Representations Deductible has been met, deliver to the Sellers’ Representative a Notice of Claim with respect to such Losses.

(b) From and after Closing, in the event Buyer, its Affiliates (including the Group Companies), or any of their respective Affiliates, officers, directors, members, partners (general and limited), managers, Employees, agents and Representatives as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Buyer Indemnitees”) suffers, sustains, or incurs any Losses arising out of or resulting from any matter set forth on Schedule 9.2(b), Buyer shall be entitled, and is hereby authorized, to set-off such Losses, to the extent actually paid, against the Holdback Amount as its sole and exclusive remedy against Sellers for such matter; provided, however, that prior to the exercise of any such right of set-off, Buyer shall deliver to the Sellers’ Representative a Notice of Claim with respect to such Losses; provided, further, that the Buyer Indemnitees shall use commercially reasonable efforts to mitigate any such Losses, including, but not limited to, seeking to recover amounts under any insurance coverage that may be available in respect of such Losses; provided, further, that to avoid any duplicative recovery, Buyer shall not be entitled to set-off Losses against the Holdback Amount pursuant to this Section 9.2(b) to the extent any insurance proceeds are actually received by a Buyer Indemnitee with respect to the specific element of Loss related thereto.

(c) In the event Sellers’ Representative disputes all or any part of a Notice of Claim delivered pursuant to Section 9.2(a) or Section 9.2(b), the Sellers’ Representative shall deliver, within ten (10) Business Days following its receipt of such Notice of Claim (the “Sellers’ Representative Dispute Period”), a written demand for direct negotiation (a “Sellers’ Representative Dispute Notice”) that describes the items contained in such Notice of Claim with which the Sellers’ Representative disagrees (such disputed items, the “Sellers’ Representative Disputed Losses”) in reasonable detail. If the Sellers’ Representative does not provide Buyer with a Sellers’ Representative Dispute Notice within the Sellers’ Representative Dispute Period, then the Sellers’ Representative shall not be entitled to dispute any of the Losses set forth in the applicable Notice of Claim thereafter. In the event the Sellers’ Representative provides Buyer with a Sellers’ Representative Dispute Notice, Buyer and the Sellers’ Representative shall attempt in good faith to resolve such dispute through direct negotiations. No settlement reached in such negotiations under this Section 9.2(c) shall be binding until reduced to a writing signed by the Buyer and the Sellers’ Representative.

(d) If a dispute under Section 9.2(c) relating to a Sellers’ Representative Dispute Notice delivered pursuant to Section 9.2(a) is not resolved within twenty (20) Business Days after the date of delivery of such written demand for direct negotiation, then Buyer and the Sellers’ Representative shall use a repair provider that has previously been engaged by the Group Companies for similar repairs in the Ordinary Course of Business (or other repair provider mutually acceptable to Buyer and the Sellers’ Representative) to provide a final expense determination with respect to such Sellers’ Representative Disputed Losses. Buyer and the Sellers’ Representative shall instruct such third-party repair provider to furnish such final expense determination to the Sellers’ Representative and Buyer within ten (10) days following such engagement. All final expense determinations furnished by the third-party repair provider shall be final, conclusive and binding on the Parties. Solely with respect to preparing a final expense determination in resolution of a dispute regarding Sellers’ Representative Disputed Losses, all fees, costs and expenses of any such third-party provider shall be borne 50% by Buyer and 50% by Sellers (in accordance with each such Seller’s Pro Rata Percentage).

(e) If a dispute under Section 9.2(c) relating to a Sellers’ Representative Dispute Notice delivered pursuant to Section 9.2(b) is not resolved within twenty (20) Business Days after the date of delivery of such written demand for direct negotiation, then Buyer and the Sellers’ Representative shall resolve such dispute in accordance with Section 10.14, unless otherwise agreed by the parties.

(f) Notwithstanding anything set forth herein to the contrary, Buyer shall not have a right to set-off Losses against the Holdback Amount pursuant to Section 9.2(a) until the cumulative Losses incurred by Buyer arising out of or resulting from breaches of the Special Representations made by the Company pursuant to this Agreement (or in the certificate delivered pursuant to Section 2.3(b)(i), to the extent related to a breach under such certificate in respect of the Special Representations) exceed $1,000,000 (the “Special Representations Deductible”), at which point Buyer shall be able to set-off any such Losses against the Holdback Amount, subject to the limitations set forth in Section 9.2(a), in excess of the Special Representations Deductible.

Section 9.3 Indemnification by Buyer. From and after the Closing (but subject to the provisions of this ARTICLE 9), Buyer shall indemnify Sellers and their Affiliates, officers, directors, members, partners (general and limited), managers, employees, agents and other Representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (each a “Seller Indemnitee”) and hold them harmless from and against any and all Losses actually incurred by Seller Indemnitees to the extent arising from any breach of any of the Fundamental Representations contained in ARTICLE 5, and the representations and warranties in the certificate referenced in Section 2.3(a)(v) (solely to the extent related to the Fundamental Representations set forth in ARTICLE 5); provided, however, that in connection with any indemnity claim made by a Seller Indemnitee, the Sellers’ Representative shall deliver to Buyer a Notice of Claim with respect to such Losses. In the event Buyer disputes all or any part of such Notice of Claim, Buyer shall deliver, within ten (10) Business Days following its receipt of the Notice of Claim (the “Buyer Dispute Period”), a written demand for direct negotiation (a “Buyer Dispute Notice”) that describes the items contained in the Notice of Claim with which Buyer disagrees in reasonable detail. If Buyer does not provide the Sellers’ Representative with a Buyer Dispute Notice within the Buyer Dispute Period, then Buyer shall not be entitled to dispute any of the Losses set forth in the applicable Notice of Claim thereafter. In the event Buyer provides the Sellers’ Representative with a Buyer Dispute Notice, Buyer and the Sellers’ Representative shall attempt in good faith to resolve such dispute through direct negotiations. No settlement reached in such negotiations under this Section 9.3 shall be binding until reduced to a writing signed by the Buyer and the Sellers’ Representative. If the dispute is not resolved within twenty (20) Business Days after the date of delivery of a Buyer Dispute Notice, then Buyer and the Sellers’ Representative shall resolve such dispute in accordance with Section 10.14.

Section 9.4 Remedies Exclusive. The Parties covenant and agree that, from and after the Closing (a) the rights and remedies provided for in Section 2.1(c), Section 2.4, Section 6.13, this ARTICLE 9 and under the R&W Insurance Policy shall constitute the sole and exclusive remedy for all Losses that any Party or any of the respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other Representatives or agents thereof may suffer or incur arising from any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or in the certificates referenced in Section 2.3(a)(v), Section 2.3(b)(i), Section 2.3(b)(xi) or Section 2.3(b)(xii), and (b) the Parties hereby irrevocably waive any other rights or remedies (whether at law or in equity and whether based on contract, tort, statute or otherwise) that they may otherwise have had, now have or may in the future have against any of the other Parties or any of the respective direct or indirect Affiliates, officers, managers, directors, Employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other Representatives or agents thereof (each of whom shall be an express third party beneficiary hereof) arising from any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or in the certificates referenced in Section 2.3(a)(v), Section 2.3(b)(i), Section 2.3(b)(xi), or Section 2.3(b)(xii) and covenant not to sue or otherwise assert any claim (or assist any other Person in suing or otherwise asserting any claim) encompassed by the foregoing covenant, agreement and waiver; provided, however, that nothing in this Agreement shall limit a Person’s right to (i) bring claims (and, if successful, recover damages) for Actual Fraud or breach of Post-Closing Covenants or (ii) bring a claim under and in accordance with the terms of the BRI Conditional Purchase Agreement, the R&W Binder, the R&W Insurance Policy, the Lock-Up Agreements, the Restrictive Covenants Agreements, the Employment Agreements, the Debt Payoff Letters, Seller Questionnaire, the Debt Commitment Letter and the D&O Tail Policy, and, if successful, recover Losses or, as applicable, obtain specific performance or other relief in accordance therewith. Any Person who is sued or otherwise has a claim asserted against such Person in violation of this Section 9.4 may enforce it directly as an express third-party beneficiary thereof.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement duly executed and delivered by the Parties, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void ab initio and of no force or effect. Notwithstanding the foregoing, none of the Lender Protective Provisions (and any other provision of this Agreement (including any applicable defined term) to the extent a modification, waiver or termination of such provision would modify the substance of any of the Lender Protective Provisions) may be amended, altered, waived or modified in a manner that is adverse to any Debt Financing Party without the prior written consent of the Debt Financing Source to which such Debt Financing Party is related.

Section 10.2 Extension; Waiver. At any time prior to the Closing, the Sellers may agree to (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any breaches of the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Sellers contained herein, (ii) waive any breaches of the representations and warranties of the Company or the Sellers contained herein or in any document, certificate or writing delivered by the Sellers pursuant hereto or (iii) waive compliance by the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.3 Entire Agreement; Assignment. This Agreement (together with the exhibits hereto and the Disclosure Schedule), the Ancillary Documents and the Confidentiality Agreement, collectively constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of such documents. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes (to any financing sources of Buyer for purposes of creating a security interest herein or otherwise assigning collateral in respect of any debt financing), without the prior written consent of Buyer and the Sellers’ Representative; provided, that, (a) Buyer may assign its rights under this Agreement to any of Buyer’s Affiliates without the consent of any other Party hereto and (b) at or following the Closing, each of Buyer and the Company may assign their respective rights under this Agreement in connection with the sale of all or substantially all of the assets or equity of the Company; provided, further, in each case, that in the event of any such assignment, Buyer shall remain liable and responsible for all of its’ and its Affiliates’ duties and obligations under this Agreement and the Ancillary Documents. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void and of no force or effect.

Section 10.4 Notices. All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party pursuant to ARTICLE 2 or by the Designated Accounting Firm pursuant to ARTICLE 2) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally to the Party to whom notice is to be given; (ii) on the day of transmission if sent via e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (iii) the day following the day (except if not a Business Day, then the next Business Day) after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a) If to Buyer or (after the Closing) the Company:

Construction Partners, Inc.
200 Grove Park Lane, Suite 630
Dothan, AL 36305
Attention: Ryan Brooks, Senior Vice President, Legal
E-mail: [*****]

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
98 San Jacinto Suite 1500
Austin, TX 78701
Attention: Kellie Bobo, Partner; Rosebud Nau, Partner
E-mail: kellie.bobo@haynesboone.com; rosebud.nau@haynesboone.com

(b) If to the Company (prior to Closing), Sellers or the Sellers’ Representative:

11675 Jollyville Road, Suite 150

Austin, Texas 78759

Attention: John J. Wheeler; Steve Spinn; Joshua Condon, Esq.;

E-mail: [*****]

with a copy (which shall not constitute notice) to:

ArentFox Schiff LLP
233 S. Wacker Drive, Suite 7100
Chicago, IL 60606
Attention: Nicholas Tipsord, Esq.
E-mail: nick.tipsord@afslaw.com

Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas applicable to contracts to be made and performed entirely therein, without giving effect to the principles of conflict of laws thereof or of any other jurisdiction. Notwithstanding the foregoing, each of Seller and the Company agrees that any action of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter (and the fee letter referred to therein), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby (any such action, a “Debt Financing Party Related Proceeding”) shall be governed by and construed in accordance with the laws of the State of New York (except for the interpretation of this Agreement, which shall be governed by and construed in accordance with the laws of the State of Texas), without regard to principles of conflict of laws.

Section 10.6 Fees and Expenses. Except as otherwise set forth in this Agreement (including ARTICLE 2), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of Representatives, shall be paid by the Party incurring such fees or expenses. Without limiting the foregoing, Buyer shall pay and be solely responsible for (a) all premiums, broker fees and taxes and other fees and expenses incurred by Buyer in connection with the issuance of the R&W Insurance Policy and (b) the fees and expenses of the D&O Tail Policy (including brokerage fees and commissions).

Section 10.7 Construction; Section Headings; Draftsmanship; Interpretation. The term “this Agreement” means this Unit Purchase Agreement together with the Disclosure Schedule and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof and thereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed to be the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) a term has the meaning assigned to it; (f) “or” is not exclusive; (g) all references in this Agreement to designated “Exhibits,” “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Exhibits, Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement unless otherwise specified; (h) the term “made available to Buyer” and words of similar import mean included at least two (2) Business Days prior to the date hereof in the Data Room and such information remains so posted and accessible through the date hereof; and (i) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); provided that with respect to any Contract listed on any Disclosure Schedules, all such amendments, supplements and modifications must also be listed in the appropriate Schedule and made available to Buyer.

Section 10.8 Exhibits and Schedules. Subject to this Section 10.8, the Disclosure Schedule and all exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. Any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed only (i) with respect to such part, subpart, section or subsection and (ii) any other part, subpart, section and subsection in this Agreement to the extent the relevance of such disclosure to another part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall have the respective meanings given to them in this Agreement. Unless the context otherwise requires (for example, a schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Company Material Adverse Effect”), any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of any Party’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of Liability or obligation to any third party regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, or (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred.

Section 10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in the following sentence of this Section 10.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) the D&O Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 6.6, (b) AFS shall be a third party beneficiary of the provisions set forth in Section 10.17 and (c) the Debt Financing Parties are intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions.

Section 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.11 Counterparts; Delivery. This Agreement may be executed in multiple original, “.pdf” counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. No Party shall raise the use of e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 10.12 Knowledge. For all purposes of this Agreement, the phrase “to the knowledge of the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge after reasonable inquiry of the Key Employees. For all purposes of this Agreement, the phrase “to Buyer’s knowledge” and any derivations thereof shall mean, as of the applicable date, the actual knowledge after reasonable inquiry of Fred J. Smith, III and N. Nelson Fleming, IV.

Section 10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse shall be had against any current or future equity holder, partner, member, controlling person, director, officer, employee, incorporator, manager, Representative or Affiliate of the Company, the Sellers, or Buyer (or any Affiliate of any of the foregoing) in their capacity as such (each, a “Nonparty Affiliate”) for any obligation of the Company, the Sellers, or Buyer, as applicable, under this Agreement, any Ancillary Document, any documents or instruments delivered in connection with this Agreement or any Ancillary Document, or any transaction contemplated by the foregoing. Notwithstanding anything to the contrary contained in this Agreement, none of the Debt Financing Parties shall have any liability to the Company or Seller for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any Debt Financing Party Related Proceeding and each of the Company and Seller agrees that it will not bring, or permit any of its Affiliates to bring, any such Debt Financing Party Related Proceeding against or involving any Debt Financing Party and waives any rights or claims against any Debt Financing Party in connection with the foregoing (whether in contract, tort, equity or otherwise); provided, that Buyer may enforce, and seek remedies under, the Debt Commitment Letter and nothing in this Agreement shall limit the rights of any of the parties to any Debt Commitment Letter or any other definitive agreement entered into in connection with the Debt Financing or any Alternative Financing. Each Party agrees that the Debt Financing Parties are express third party beneficiaries of, and may rely upon and enforce, any provisions in this Agreement reflecting the foregoing agreements in this Section 10.13 (including the Lender Protective Provisions) and the definition of “Debt Financing Sources” and “Debt Financing Parties” (and any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) shall not be amended in any way materially adverse to the Debt Financing Parties, without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter (and any such amendment without such prior written consent shall be null and void).

Section 10.14 Venue. Except for disputes, controversies or claims arising under Section 2.4 and Section 2.5 (which will be resolved in accordance with the dispute resolution provisions set forth therein), or as otherwise explicitly set forth in an Ancillary Document, each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the State of Texas for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise) brought by any party, and each Party hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, each of Seller and the Company (i) agrees that any Debt Financing Party Related Proceeding shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and the appellate courts thereof) or if under applicable law exclusive jurisdiction is vested in state courts, the Supreme Court of the State of New York, County of New York, Borough of Manhattan, (ii) agrees that service of process in any Debt Financing Party Related Proceeding made pursuant to Section 10.2 will constitute good and valid service of process in any such Debt Financing Party Related Proceeding and (iii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of forum non conveniens to the maintenance of any Debt Financing Party Related Proceeding in any such court.

Section 10.15 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS (INCLUDING WITH RESPECT TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER (AND THE FEE LETTERS REFERRED TO THEREIN)) OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS. EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.15.

Section 10.16 Service of Process. Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 10.14 hereof in any Proceeding arising out of or relating to this Agreement by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.4 hereof (except that email shall not be permitted delivery means pursuant to this Section 10.16). Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 10.17 Conflicts; Privileges.

(a) Acknowledgement of Representation. It is acknowledged by each of the Parties that the Company and the Sellers have retained ArentFox Schiff LLP (“AFS”) to act as their counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement or any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of AFS for conflict of interest or any other purposes as a result thereof.

(b) Affirmation of Representation. Buyer and the Company hereby agree that, and each agrees to cause each other Group Company to agree that, after the Closing, AFS may represent the Sellers or any officer, director, manager, Employee, shareholder, partner or member of the Sellers or of any Group Company (any such Person, a “Designated Person”) in any matter arising from the Current Representation, including any interpretation or application of this Agreement, any Ancillary Document or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, any Group Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, a Group Company or any of their respective Affiliates, and even though AFS may have represented a Group Company in a substantially related matter prior to Closing.

(c) Waiver of Conflict. Buyer and the Company hereby waive and agree not to assert, and each agrees to cause each other Group Company to waive and not assert, any claim that AFS has a conflict of interest in any representation described in Section 10.17(b) above based on its pre-Closing representation of any Designated Person.

(d) Retention of Privilege. Buyer and the Company hereby agree that, and each agrees to cause each other Group Company to agree that, as to all communications which predate the Closing between AFS and any Designated Person that relate in any way to the Current Representation (“AFS Client Communications”), the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to such AFS Client Communications under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Buyer or any Group Company. Without limiting the foregoing, the Buyer agrees not to, and, following the Closing, agrees to cause each other Group Company to agree not to, review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Buyer or any Group Company (or any of their Representatives) any AFS Client Communications (whether written, oral, electronic or in any other medium).

(e) Further Assurances. Buyer and the Company agree to, and to cause their respective Affiliates to, cooperate with all steps reasonably necessary to implement the provisions of this Section 10.17. Buyer, the Sellers and the Company further agree that AFS and its partners and Employees are third party beneficiaries of this Section 10.17.

Section 10.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.19 Acknowledgment of Buyer. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Sellers and the Company expressly set forth in this Agreement and the Ancillary Documents. Such representations and warranties by the Sellers and the Company constitute the sole and exclusive representations and warranties of the Sellers and the Company to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, (a) those that may be deemed to be contained in the Confidential Information Memorandum dated May 2024, prepared by Wells Fargo Corporate and Investment Banking and the Group Companies, or made available to Buyer or its Affiliates in certain “data rooms,” and management presentations and (b) any relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Group Companies’ assets) are specifically disclaimed by the Sellers and the Company. In connection with Buyer’s investigation of the Sellers and the Group Companies, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties. Accordingly, Buyer hereby acknowledges that, except with respect to any representations and warranties of the Sellers or any Group Company expressly set forth in this Agreement or any Ancillary Documents, none of the Sellers, the Group Companies or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Notwithstanding anything to the contrary contained in this Section 10.19, nothing in this Section 10.19 shall limit or otherwise alter any Person’s rights, remedies or recourse in the event of Actual Fraud.

Section 10.20 Sellers’ Representative.

(a) Each Seller revocably authorizes, empowers and appoints the Sellers’ Representative as such Seller’s representative and attorney-in-fact with the power and authority to act on behalf of such Seller with respect to this Agreement, any Ancillary Document and the transactions contemplated hereby and thereby and to take any and all actions and make any decisions required or permitted to be taken by the Sellers’ Representative pursuant to this Agreement or any Ancillary Document and the transactions contemplated hereby and thereby, including the exercise of the power and authority:

(i) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document, including any amendments or modifications to this Agreement and any Ancillary Document and any waivers, consents or other documents or agreements as the Sellers’ Representative, in its sole and absolute discretion, may deem necessary or desirable in connection with this Agreement, any Ancillary Document and the consummation of the transactions contemplated hereby and thereby;

(ii) to enforce and protect the rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement, any Ancillary Document and the transactions provided for herein or therein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement and any Ancillary Document, for and on behalf of the Sellers, including asserting or pursuing any Proceeding (before a Governmental Authority or otherwise) against Buyer, defending any claim by Buyer, consenting to, compromising or settling any such claim by Buyer, and conducting negotiations with Buyer and its respective Representatives regarding any such claim. Without limiting the generality of the foregoing, the Sellers’ Representative may (A) assert any claim or institute any action, Proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, Proceeding or investigation initiated by Buyer or any other Person, or by any Governmental Authority against the Sellers’ Representative and/or any of the Sellers, (C) receive process on behalf of any or all of the Sellers in any such claim, action, Proceeding or investigation and compromise or settle on such terms as it shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation, (D) file any proofs of debt, claims and petitions as it may deem advisable or necessary, and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, Proceeding or investigation (it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);

(iii) to refrain from enforcing any right of the Sellers and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement and any Ancillary Document; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise expressly provided in this Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative;

(iv) to agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.4 and Section 9.2;

(v) to make any payments or pay any expenses under or in connection with this Agreement and any Ancillary Document or on behalf of the Sellers;

(vi) to receive and disburse to, or cause to be received or disbursed to, any Seller any funds received on behalf of such Seller under this Agreement (including, for the avoidance of doubt, any portion of the Cash Purchase Price) or otherwise;

(vii) to withhold any amounts received on behalf of any Seller pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Cash Purchase Price) or to satisfy any and all obligations or liabilities of any Seller or the Sellers’ Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with Section 2.1(c) and the adjustment contemplated by Section 2.4);

(viii) to give and receive notices and communications on behalf of the Sellers for all purposes hereof.

(ix) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with its duties and obligations; and

(x) to take any and all action (including any action to be taken by or on behalf of any Seller) that the Sellers’ Representative, in its sole and absolute discretion, may deem necessary or appropriate for the accomplishment of the foregoing or to carry out the transactions contemplated by this Agreement and any Ancillary Document.

(b) The grant of authority provided for pursuant to this Section 10.20 is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any of the Sellers and the consummation of the transactions contemplated hereby and shall be binding upon the executors, heirs, legal representatives, personal representatives, trustees and successors of each Seller. The Sellers agree that the remedies available at law for any breach of the provisions of this Section 10.20 may be inadequate and that Buyer shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Buyer or the Sellers’ Representative brings an action to enforce the provisions of this Section 10.20.

(c) Buyer is entitled to rely on the Sellers’ Representative with respect to all actions taken or required to be taken by any Seller in connection with this Agreement and any Ancillary Document. Buyer shall be entitled to deal exclusively with the Sellers’ Representative with respect to any and all matters concerning any of the Sellers arising out of or related to this Agreement, any Ancillary Document and the transactions contemplated hereby or thereby, and to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such Seller. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers. Each Seller agrees that any action taken by the Sellers’ Representative on its behalf pursuant to the terms of this Agreement and any Ancillary Document shall constitute a decision or action of all Sellers and shall be final, conclusive and fully binding on such Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. Buyer will be relieved from any liability to any Person for any acts done by them in accordance with such decision or action of the Sellers’ Representative.

(d) The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to their respective Pro Rata Percentages; provided, however, that in no event shall the Sellers’ Representative resign or be removed without the Sellers having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of the Sellers’ Representative. In the event of the death, incapacity, resignation or removal of the Sellers’ Representative, Buyer shall be promptly notified of such and of the designation of the successor Sellers’ Representative (with the designation of the successor subject to Buyer’s prior written consent, which consent will not be unreasonably withheld or delayed). Any such successor shall succeed to the rights and obligations of the Sellers’ Representative as representative of the Seller hereunder.

(e) The Sellers’ Representative will have no liability to any Seller or its respective successors or assigns with respect to actions taken or omitted to be taken in its capacity as the Sellers’ Representative pursuant to this Agreement or any Ancillary Document, except where such actions have been determined to constitute gross negligence, bad faith or willful misconduct. The Sellers shall severally and not jointly (in accordance with their respective Pro Rata Percentages) indemnify and hold harmless the Sellers’ Representative from and against any loss, liability, fees or expenses arising out of and in connection with its activities as the Sellers’ Representative under this Agreement and any Ancillary Document and incurred without gross negligence, bad faith or willful misconduct on the part of the Sellers’ Representative.

(f) Service by the Sellers’ Representative shall be without compensation. The Sellers shall, severally and not jointly, promptly upon request by the Sellers’ Representative and in any event within ten (10) days of such request, reimburse the Sellers’ Representative for the amount of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Sellers’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement or any Ancillary Document in accordance with their respective Pro Rata Percentage; provided, however, that to the extent any such costs and expenses are incurred in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights and obligations under this Agreement or any Ancillary Document which are primarily attributable to a particular Seller’s breach, the non-breaching Sellers shall have no obligation to reimburse the Sellers’ Representative in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Unit Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

ASPHALT INC., LLC (D/B/A LONE STAR PAVING), a Texas limited liability company

By:	/s/ Stephen Spinn
	Name:	Stephen Spinn
	Title:	Manager

SELLERS:

PATRICK WHEELER HERITAGE TRUST

By: WELLS FARGO DELAWARE TRUST CO NA
Its: Trustee

By:	/s/ Lynn Ivey Brennan
	Name:	Lynn Ivey Brennan
	Title:	Vice President

TYLER WHEELER HERITAGE TRUST

By: WELLS FARGO DELAWARE TRUST CO NA
Its: Trustee

By:	/s/ Lynn Ivey Brennan
	Name:	Lynn Ivey Brennan
	Title:	Vice President

NOLAN WHEELER HERITAGE TRUST

By: WELLS FARGO DELAWARE TRUST CO NA
Its: Trustee

By:	/s/ Lynn Ivey Brennan
	Name:	Lynn Ivey Brennan
	Title:	Vice President

KAITLIN WHEELER HERITAGE TRUST

By: WELLS FARGO DELAWARE TRUST CO NA
Its: Trustee

By:	/s/ Lynn Ivey Brennan
	Name:	Lynn Ivey Brennan
	Title:	Vice President

ASPHALT INC. EMPLOYEE INVESTMENTS, LLC

By:	/s/ Steve Spinn
	Name:	Steve Spinn
	Title:	Manager

/s/ John J. Wheeler
JOHN J. WHEELER, an individual

/s/ Aaron Cabaza
AARON CABAZA, an individual

SELLERS’ REPRESENTATIVE:

/s/ John J. Wheeler
JOHN J. WHEELER, an individual

BUYER:

CONSTRUCTION PARTNERS, INC.,
a Delaware corporation

By:	/s/ Fred J. Smith, III
	Name:	Fred J. Smith, III
	Title:	President and Chief Executive Officer

INDEX OF SCHEDULES

Schedule 1.1(a): Pre-Signing Restrictive Covenant Agreements

Schedule 1.1(b): Employment Agreements

Schedule 1.1(d): Key Employees

Schedule 2.3(a)(i): Holders of Indebtedness

Schedule 2.3(b)(vi): Surviving Affiliate Agreements

Schedule 2.3(b)(vii): Real Property Closing Deliveries

Schedule 2.5: Purchase Price Allocation Methodology

Schedule 3.1: Foreign Jurisdictions

Schedule 3.2(a): Capitalization

Schedule 3.2(b): Subsidiaries

Schedule 3.4(a): Financial Statements

Schedule 3.4(c): Liabilities

Schedule 3.5(b): No Violations

Schedule 3.6-1: Material Contracts

Schedule 3.6-2: Material Contracts

Schedule 3.7: Absence of Certain Changes or Events

Schedule 3.8: Litigation

Schedule 3.9(a): Violations of Law

Schedule 3.9(b): Material Permits

Schedule 3.10(a): Employee Benefit Plans

Schedule 3.10(b): Employee Benefit Plan Compliance

Schedule 3.10(c): ERISA

Schedule 3.11(a): Environmental Permits

Schedule 3.11(b): Environmental Law Violations

Schedule 3.11(c): Environmental Law Violations

Schedule 3.11(g): Environmental Law Consent Decrees and Orders

Schedule 3.12(a): Intellectual Property

Schedule 3.12(c): Group Company IP Agreements

Schedule 3.13(a)(1): Employees

Schedule 3.13(a)(2): Independent Contractors

Schedule 3.13(a)(3): Certain Employees

Schedule 3.13(b): Unfair Labor Practice Charges and Complaints

Schedule 3.14: Insurance

Schedule 3.17(a): Owned Real Property

Schedule 3.17(a)(ii): Third-Party Use of Owned Real Property

Schedule 3.17(a)(v): Condition and Sufficiency of Owned Real Property

Schedule 3.17(a)(ix): Proceedings in Respect of Owned Real Property

Schedule 3.17(b): Leased Real Property

Schedule 3.19(a): Significant Customers

Schedule 3.19(b): Significant Vendors

Schedule 3.20: Terms of Service; Product Liability

Schedule 3.24: Banks; Powers of Attorney

Schedule 3.25: Transactions with Affiliates

Schedule 6.1: Pre-Closing Conduct of the Business of the Group Companies

Schedule 6.3: Contact with Employees Vendors and Others

Schedule 6.6(a): Indemnification and Exculpation

Schedule 6.18(c): Post-Closing Restrictive Covenant Agreements

Schedule 7.1: Foreign Antitrust Approvals

Schedule 9.2(b): Setoff Against Holdback Amount